EXHIBIT 99(a)(1)(i)

U.S. Offer to Purchase for Cash
All Outstanding American Depositary Shares and
All Shares and OCEANEs Held by U.S. Holders
of
Wavecom S.A.
at
€7 Per Share,
the U.S. Dollar Equivalent of €7 Per American Depositary Share,
(each American Depositary Share representing one Share),
and
€31.30 Plus Unpaid Accrued Interest Per OCEANE
by
Gemalto S.A.
a subsidiary of
Gemalto N.V.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON MONDAY, DECEMBER 15, 2008, UNLESS THE U.S. OFFER IS EXTENDED OR IS WITHDRAWN PRIOR TO THAT TIME.

Gemalto S.A. (“Purchaser”), a subsidiary of Gemalto N.V., is seeking to acquire for cash all outstanding shares, nominal value €1.00 (“Shares”), of Wavecom S.A. (“Wavecom”) and Wavecom American Depositary Shares (“ADSs”), as well as all bonds issued by Wavecom that are convertible into new or existing Shares (“OCEANEs”) (Shares, ADSs and OCEANES are collectively referred to as the “Securities”), through concurrent offers in the United States and France (the “Offers”). In this offer, Purchaser is seeking to acquire all outstanding Shares and OCEANEs held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended) and all outstanding ADSs. U.S. holders of Shares and OCEANEs may tender their Securities only into the U.S. Offer. All ADSs, wherever the holder is located, may be tendered only into the U.S. Offer. In France, Purchaser is seeking to acquire all outstanding Shares and OCEANEs held by non-U.S. holders at the same prices as offered in this offer. Non-U.S. holders of Shares and OCEANEs may tender their Securities only into the offer in France. In the event that the price to be paid in the offer in France for any security is increased, Purchaser will make a corresponding increase to the prices paid in this offer.

The Offers are both conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Offers, on a combined basis, Shares (including Shares represented by ADSs) representing at least 50.01% of the share capital of Wavecom existing as of the expiration date of the Offers.

A summary of the principal terms of the U.S. Offer appears on pages (i) through (vi). You should read this entire document carefully before deciding whether to tender your Securities.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THIS OFFER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE CONTAINED IN THIS U.S. OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS U.S. OFFER DOCUMENT HAS NOT RECEIVED THE VISA OF THE FRENCH AUTORITÉ DES MARCHÉS FINANCIERS. ACCORDINGLY, THIS DOCUMENT MAY NOT BE USED TO MAKE OFFERS IN CONNECTION WITH THE SEPARATE TENDER OFFER IN FRANCE.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this U.S. Offer to Purchase. Additional copies of this U.S. Offer to Purchase, the ADS Letter of Transmittal, the Forms of Acceptance and other related materials may be obtained from the Information Agent.

The Information Agent for the U.S. Offer is:

The Receiving Agent for the U.S. Offer is:

October 28, 2008

TABLE OF CONTENTS

SUMMARY TERM SHEET	i
INTRODUCTION	1
THE TENDER OFFER	4
1. Terms of the U.S. Offer	4
2. Acceptance for Payment and Payment for Securities	8
3. Procedure for Tendering Securities	9
4. Withdrawal Rights	13
5. Certain French and U.S. Federal Income Tax Considerations	14
6. Price Range of Shares, ADSs and OCEANEs	15
7. Possible Effects of the Offers on the Market for Wavecom’s Securities; Nasdaq Listing; Exchange Act Registration and Margin Regulations	16
8. Certain Information Concerning Wavecom	17
9. Certain Information Concerning Purchaser and Gemalto	18
10. Background of the Offers; Contacts with Wavecom	18
11. Purpose of the Offers and Plans for Wavecom	20
12. Source and Amount of Funds	21
13. Certain Conditions to the U.S. Offer	21
14. Certain Legal Matters	22
15. Fees and Expenses	24
16. Certain Agreement	24
17. Miscellaneous	24
SCHEDULE A INFORMATION CONCERNING MEMBERS OF THE BOARD OF DIRECTORS AND THE EXECUTIVE OFFICERS OF PURCHASER AND GEMALTO	26

SUMMARY TERM SHEET

This summary term sheet is not meant to be a substitute for the information contained in the remainder of this U.S. Offer to Purchase and the related ADS Letter of Transmittal and the Forms of Acceptance. The information contained in this summary term sheet is qualified in its entirety by the more detailed descriptions and explanations contained in this U.S. Offer to Purchase and the related ADS Letter of Transmittal and the Forms of Acceptance. We urge you to read carefully this entire U.S. Offer to Purchase and the related ADS Letter of Transmittal and the Forms of Acceptance before making any decision regarding whether to tender your Wavecom Securities. All capitalized terms not defined in this summary term sheet shall have the meaning given to them in the main body of this U.S. Offer to Purchase.

We are offering to purchase for cash all outstanding shares, nominal value €1.00 (“Shares”), of Wavecom S.A. (“Wavecom”) and Wavecom American Depositary Shares (“ADSs”), as well as all bonds issued by Wavecom that are convertible into new or existing Shares (“OCEANEs”) (the Shares, the ADSs and the OCEANES are collectively referred to as the “Securities”) in two separate, but concurrent and related, tender offers. The offer we are making in France is sometimes referred to as the “International Offer” and, with this offer, as the “Offers.”

This offer is made for the securities of a French company that has security holders resident, and its ADSs listed, in the United States and, as a result, is subject to the securities laws, rules and regulations of France and the United States. Some of the information contained in this document is included because it is required to be included in the similar document being used for the International Offer, and we wanted to make that information available to you as well. Some of that information has been prepared in accordance with the French format and style, which differs from the U.S. format and style for documents of this type, and is presented in this document in some cases as a translation of the comparable disclosure in the International Offer document.

The following are some of the questions you, as a holder of Wavecom Securities, may have, and answers to these questions.

Who is offering to buy my Securities?

Gemalto S.A. (“Purchaser,” and sometimes referred to herein as “we” or “us”) is a société anonyme organized under the laws of France. It is a subsidiary of Gemalto N.V., which is a company organized under the laws of The Netherlands (“Gemalto”) and listed on Euronext Paris (“Euronext”). Gemalto is the leader in digital security with pro forma 2007 annual revenues of over €1.6 billion, more than 85 offices in 40 countries, and about 10,000 employees, including 1,300 research and development engineers. Gemalto provides end-to-end solutions for digital security, from the development of software applications through the design and production of secure personal devices such as smart cards, SIMs, e-passports, and tokens to the deployment of managed services for its customers. See Section 9: “Certain Information Concerning Purchaser and Gemalto.”

What Securities are being sought in this offer?

In this offer, we are offering to purchase all Shares and OCEANEs of Wavecom held by U.S. holders and all outstanding Wavecom ADSs held by any holder, wherever resident. See “Introduction” and Section 1: “Terms of the U.S. Offer.” The remainder of Wavecom’s outstanding Shares and OCEANEs is the subject of the International Offer.

Why is there a separate International Offer?

U.S. and French law and practice relating to tender offers are inconsistent in a number of ways. This offer complies with U.S. law and practice, while the International Offer complies with French law and practice. The terms of the two Offers, however, are the same in all material respects. See “Introduction.”

Who can participate in this offer?

Holders of Wavecom Shares and OCEANEs that are resident in the United States and holders of Wavecom ADSs, wherever resident, may tender their Securities only in this offer. Holders of Wavecom Shares and OCEANEs that are not resident in the United States do not have the right to tender into this offer. See “Introduction.”

i

Who can participate in the International Offer?

Holders of Wavecom Shares and OCEANEs that are not resident in the United States may tender their shares only into the International Offer. Holders of Wavecom ADSs wherever located and holders of other Wavecom Securities resident in the United States may not tender in the International Offer. Separate offering materials in France for non-U.S. holders of Wavecom Shares and OCEANEs are being published in France as required under French law. See “Introduction.”

What are the differences between this offer and the International Offer?

The terms and conditions of this offer and the International Offer are substantially the same. As a result of differences in law and market practice between the United States and France, however, the procedures for accepting the offer and tendering Securities, and some of the rights of tendering holders of Securities, under this offer and the International Offer are not identical. An additional difference is that holders tendering Shares and OCEANEs in the Offers will be paid in euro, while holders tendering ADSs in this offer will be paid in U.S. dollars.

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering the following amounts for Wavecom’s Securities:

•	€7 per Wavecom Share;

•	the U.S. dollar equivalent of €7 per Wavecom ADS (calculated by converting the applicable amount in euro into U.S. dollars at the U.S. dollar spot against the euro exchange rate on the day on which funds are received by the receiving agent, or its custodian in France); and

•	€31.30 plus Unpaid Accrued Interest (as defined below) per Wavecom OCEANE.

“Unpaid Accrued Interest” means the interest accrued but unpaid, calculated pro rata to the number of days from the last interest payment date to the date of settlement for the OCEANEs.

In each case, the consideration will be paid to you in cash, less any relevant withholding taxes. Amounts in respect of ADSs will be payable U.S. dollars.

If you are the record owner of your Securities and you tender your Securities to us in this offer, you will not have to pay brokerage fees or similar expenses. If you own your Securities through a broker or other nominee, and your broker tenders your Securities on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “Introduction” and Section 1: “Terms of the U.S. Offer.”

Do you have the financial resources to make payment?

We have the financial resources to fund the Offers with available cash. This offer is not conditioned upon any financing arrangements. Pursuant to the regulations applicable to the International Offer, we are required to provide a bank guarantee of our ability to pay for all Wavecom Securities tendered in the International Offer. HSBC France has agreed to act in this capacity for us in connection with the International Offer. There is no bank guarantee applicable to the U.S. Offer. See Section 12: “Source and Amount of Funds.”

Is your financial condition relevant to my decision whether to tender Securities in this offer?

We do not believe our financial condition is relevant to your decision whether to accept this offer and tender your Wavecom Securities because the Offers are being made for all outstanding Wavecom Shares, ADSs and OCEANEs solely for cash and are not subject to any financing condition.

How long do I have to decide whether to tender in this offer?

The U.S. Offer will expire at 12:00 noon, New York City time, on Monday, December 15, 2008, unless (1) the French stock market authority, the Autorité des marchés financiers (the “AMF”), sets a later expiration date for the tender period of the International Offer, (2) the AMF has not set an expiration date for the International Offer by December 15, 2008, (3) the AMF subsequently extends the tender period of the International Offer or (4) the Offers lapse or are withdrawn prior to that time. You will have until 12:00 noon, New York City time, on Monday,

December 15, 2008, or until the expiration date of any extension of the offer as described above, to decide whether to tender your Securities in this offer. The International Offer is currently expected to expire on the same date as this offer. If you cannot deliver everything that is required in order to make a valid tender of ADSs by that time, you may be able to use the guaranteed delivery procedure that is described later in this U.S. Offer to Purchase. See Sections 1: “Terms of the U.S. Offer” and Section 3: “Procedure for Tendering Securities — ADSs — Guaranteed Delivery.”

Can this offer be extended and under what circumstances?

We may, and we may be required to, extend the offer under applicable U.S securities laws. As described above, the expiration date and any extensions of the International Offer are, under French law, determined by the AMF. The AMF has the sole authority over whether to extend the period of the International Offer. We do not intend to unilaterally extend the offer period, except to extend the expiration date of this offer in order to coordinate the expiration dates of this offer and the International Offer such that this offer would continue to expire on the same day as the International Offer. The AMF may extend the International Offer on one or more occasions. During any extension of this offer, all Securities previously tendered and not withdrawn will remain subject to the terms of this offer, including withdrawal rights. See Section 1: “Terms of the U.S. Offer.”

How will I be notified if this offer is extended?

If we extend this offer, and thereby delay acceptance for purchase of, and payment for, tendered Securities, we will inform Computershare, the receiving agent for this offer, of that fact and will make a public announcement of the extension by no later than 9:00 a.m., New York City time, on the next business day after the offer was previously scheduled to expire. See Section 1: “Terms of the U.S. Offer.”

Will Wavecom provide for a subsequent offering period if Purchaser does not acquire all Wavecom Securities in the Offers?

If, as a result of this offer and the International Offer, we acquire at least 50.01% of Wavecom’s total share capital existing as of the expiration date for the Offers, in accordance with AMF regulations, the AMF will automatically reopen the International Offer for at least ten French trading days. If the International Offer is reopened, we will provide a subsequent offering period of the same duration for this offer. A subsequent offering period, if one is provided, will be an additional period of time beginning after we have purchased Securities tendered during this offer, during which holders may tender their Securities and receive the offer consideration. In the event of a subsequent offering period, we will offer the same consideration that was offered during this offer. Wavecom Securities properly tendered during the subsequent offering period will be accepted without any minimum condition. The payment of the consideration to the tendering security holders for their Securities tendered in the subsequent offering period will occur following the expiration of such period. See Section 1: “Terms of the U.S. Offer.”

A “French trading day” is any day on which Euronext is open for trading.

What is the difference between an extension of this offer and a subsequent offering period?

If this offer is extended, no Securities will be accepted or paid for until the extension expires, and you will be able to withdraw your Securities until then. A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all Wavecom Securities that were properly tendered and not withdrawn by the time the initial offering period (including any extensions) expires. Wavecom Securities that are properly tendered during a subsequent offering period will be accepted without any minimum condition. The payment of the consideration to the tendering security holders for their Securities tendered in the subsequent offering period will occur following the expiration of such period.

What are the conditions to the Offers?

The Offers are subject to there being validly tendered and not withdrawn prior to the expiration of the Offers, on a combined basis, Shares (including Shares represented by ADSs) representing at least 50.01% of the share capital of Wavecom existing as of the expiration date for the Offers (which is referred to in this U.S. Offer to Purchase as the “Minimum Tender Condition”). See Section 13: “Certain Conditions to the U.S. Offer.”

What approvals are applicable to the Offers?

Our acquisition of Wavecom is subject to the filing and review requirements of antitrust authorities in the United States and Germany. Under applicable U.S. law, we may not complete the Offers before the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Act of 1976 and no orders have been issued prohibiting the transaction. Under applicable German law, we may not complete the Offers until we receive clearance from the German Federal Cartel Office. The Offers may be subject to the antitrust or other laws of certain other jurisdictions. Based upon an examination of publicly available information relating to the businesses in which Wavecom and its subsidiaries are engaged, we believe we can obtain all applicable antitrust regulatory approvals required for the acquisition of the Securities pursuant to the Offers, and the Offers are not subject to any antitrust condition.

See Section 14: “Certain Legal Matters.”

When will I know the outcome of the Offers?

The International Offer will close the same day as this offer. The definitive results of the Offers are expected to be announced by the AMF shortly after the expiration of the Offers, as may be extended, but no later than nine French trading days following the expiration of the Offers. We will issue a press release announcing the results of both this offer and the International Offer by 9:00 a.m., New York City time, on the next business day after the publication by the AMF of this notice.

When and how will I be paid for my tendered Wavecom Securities?

Assuming satisfaction of the Minimum Tender Condition (see Section 13: “Certain Conditions to the U.S. Offer”), we will pay for all validly tendered and not withdrawn Securities following the date of expiration of the Offers, as this date may be extended, in accordance with the timetable determined by Euronext. We will pay for your validly tendered and not withdrawn Securities by depositing the purchase price with Computershare, which will act as agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Securities will be made only after timely receipt by Computershare of all requisite documentation. See Section 3: “Procedure for Tendering Securities.”

I hold American Depositary Receipts evidencing my Wavecom ADSs. How do I participate in this offer?

If you hold American Depositary Receipts evidencing Wavecom ADSs and wish to tender your Wavecom ADSs in this offer, you must complete and sign the ADS Letter of Transmittal and deliver it, together with your American Depositary Receipts and other required documents, to the receiving agent at one of the addresses set forth on the back cover of this document before the expiration of the offer. Do not send your American Depositary Receipts to us or the information agent. See Section 3: “Procedure for Tendering Securities.”

I hold Wavecom ADSs, Shares or OCEANEs in street name or through a financial intermediary. How do I participate in this offer?

If you hold Wavecom ADSs in street name or through a bank, broker or other nominee, they can only be tendered by your nominee through the Depository Trust Company, commonly known as DTC. Shares and OCEANEs held in street name or through a bank, broker or other nominee can only be tendered by your nominee to the receiving agent’s account at its custodian in France, Citibank International Plc . Your bank, broker or other financial intermediary should send you an order form and instructions for participating in the offer. If you have not yet received a form from your bank, broker or other financial intermediary, please contact that institution directly. You will need to give your nominee instructions to participate in this offer on your behalf with sufficient time for the nominee to complete the process of tendering your Securities before the expiration of this offer. See Section 3: “Procedure for Tendering Securities.”

What if I cannot deliver everything that is required to the receiving agent before the expiration of this offer?

If you cannot deliver something that is required in connection with a tender of ADSs to the receiving agent by the expiration of this offer, you may get some extra time to do so by having a broker, a bank or other fiduciary, which is a member in good standing of the Securities Transfer Agents Medallion Program or institution that would be eligible according to the terms of this offer, guarantee that the missing items will be received by the receiving agent within three Nasdaq Global Market (“Nasdaq”) trading days of the expiration of this offer. However, the receiving agent must receive the missing items within that three-trading day period. See Section 3: “Procedure for Tendering Securities — ADSs — Guaranteed Delivery.” Failure to deliver all of the items required for valid tender by the expiration of this offer or, in the case of ADSs tendered using the guaranteed delivery procedure, within three Nasdaq trading days of the expiration of this offer, will result in the disqualification and rejection of your tender.

Can I withdraw previously tendered Securities? Until what time?

Yes. You can withdraw Securities that you previously tendered at any time until the offer has expired. We are requesting from the Securities and Exchange Commission (the “Commission”) exemptive relief from Section 14(d)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), so that Securities tendered in this offer may not be withdrawn during the period from the expiration of this offer until the AMF announces the final results of the Offers and we have made arrangements for payment. As a result, you will not have the right to withdraw Securities during that period unless the Commission denies our request.

If we decide to provide a subsequent offering period, Securities tendered during that period may be withdrawn at any time prior to the expiration of such period. We will accept any and all Securities validly tendered during any subsequent offering period and not withdrawn prior to its expiration. See “Introduction,” Section 1: “Terms of the U.S. Offer” and Section 4: “Withdrawal Rights.”

How do I withdraw previously tendered Securities?

To withdraw Securities that you previously tendered, you must deliver to the receiving agent a written notice of withdrawal, or a facsimile of one, with the required information while you still have the right to withdraw the Securities. See Section 1: “Terms of the U.S. Offer” and Section 4: “Withdrawal Rights.”

Will the Offers be followed by a squeeze-out if all of the Shares are not tendered in the Offers?

We currently intend to own 100% of Wavecom. Therefore, if, at the closing of the Offers, the Shares (including Shares represented by ADSs) not validly tendered in the Offers do not represent more than 5% of the share capital of Wavecom, we intend to request authorization from the AMF, within three months of the closing of the Offers, to implement a squeeze-out of the Shares (including Shares represented by ADSs).

We also intend to request the AMF, within three months from the closing of the Offers, to implement a squeeze-out of the OCEANEs, if the aggregate of the Shares (including Shares represented by ADSs) not validly tendered in the Offers, and the Shares that could be issued as a result of the conversion of the OCEANEs not validly tendered in the Offers, does not represent more than 5% of the outstanding Shares (including Shares represented by ADSs) on a fully diluted basis.

If I decide not to tender, how will the Offers affect my Wavecom Securities?

We reserve the right to acquire all Shares (including Shares represented by ADSs) and OCEANEs that have not been tendered in the Offers pursuant to a squeeze-out transaction or a mandatory buyout followed by a squeeze-out. If we undertake a squeeze-out transaction, you will be forced to exchange your Shares, ADSs or OCEANEs for cash. See Section 11: “Purpose of the Offers and Plans for Wavecom.”

In addition, even if we are unable to, or elect not to, undertake a squeeze-out transaction, it is possible that, after completion of the Offers, the number of holders of Wavecom Securities and the number of Wavecom Securities that are still in the hands of the public may be small so that there will no longer be an active trading market for Wavecom Shares, ADSs or OCEANEs. We may, if possible after the Offers, cause the Wavecom Shares and OCEANEs to cease to be listed and traded on Euronext, and we currently intend to cause the ADSs to cease to be listed and traded on the Nasdaq, or any other securities exchange. We also intend to cause Wavecom, as soon as possible after the Offers, to deregister the Shares and ADSs so it may cease to make filings with the Commission or otherwise cease being required to comply with the Commission’s rules relating to publicly held companies. We may also request that Wavecom terminate the existing deposit agreement with The Bank of New York through which the ADS

v

program is operated. See Section 7: “Possible Effects of the Offers on the Market for Wavecom’s Securities; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

The change in ownership of the Shares (including Shares represented by ADSs) resulting from the Offers may constitute a change of control under the terms of the OCEANEs that would give rise to a redemption right at the option of the holders of the OCEANEs. See Section 1: “Terms of the U.S. Offer — Treatment of the U.S. Holders of OCEANEs.”

Has Wavecom or its board of directors adopted a position on the Offers?

Under applicable U.S. law, no later than ten U.S. business days from the date of this U.S. Offer to Purchase, Wavecom is required to publish, send or give to you (and file with the Commission) a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer. As of the date of this U.S. Offer to Purchase, neither Wavecom nor its board of directors has made this statement.

Under French law, Wavecom is required to provide a response to the Note d’Information filed with the AMF on October 6, 2008, no later than five French trading days after the AMF issued its statement of compliance on October 24, 2008. Such a response by Wavecom is required to state the position of Wavecom’s board of directors regarding the International Offer as well as the reasons underlying such position, the benefits or negative consequences of the International Offer for Wavecom, its shareholders and its employees, and the voting procedures by which the board’s position was determined.

Wavecom issued a press release, dated October 9, 2008 (which it also filed with the Commission on Schedule 14D-9C on October 10, 2008), stating that its board of directors considered the Offers “inadequate” and not in the best interests of Wavecom, its shareholders or its employees. Wavecom also issued a press release, dated October 22, 2008 (which it also filed with the Commission on Schedule 14D-9C on October 22, 2008) stating that its board of directors intended to issue a more detailed opinion on the Offers together with its formal response, in accordance with AMF and Commission regulations within the designated timeframe.

The approval of Wavecom’s board of directors is not required under applicable law for the Offers to be commenced or completed, and the approval of the Wavecom board of directors is not a condition to this offer.

What is the market value of my Securities as of a recent date?

On October 27, 2008, the closing price of the Shares reported on Euronext was €6.40 per Share and the closing price of the ADSs as reported on Nasdaq was U.S.$7.49 per ADS. On October 22, 2008, the last French trading day that OCEANEs were traded before the commencement of this offer, the closing price of the OCEANEs as reported on Euronext was €25.21 per OCEANE.

The offer price of €7 per Share represents a premium of approximately 72% compared to the trading price of the Shares on October 3, 2008 (€4.08), the last French trading day before the Offers were announced.

We advise you to obtain a recent quotation for Wavecom Securities before deciding whether to tender your Securities. See Section 6: “Price Range of Shares, ADSs and OCEANEs.”

Will I be taxed on the cash that I receive?

If you hold Wavecom Shares, ADSs or OCEANEs as capital assets for U.S. tax purposes and are a U.S. taxpayer, you will generally recognize a capital gain or loss on an exchange of the Securities for cash pursuant to this offer, or any subsequent squeeze-out transaction, in an amount equal to the difference between the U.S. dollar amount received and your tax basis in the Securities. You may also be required to recognize ordinary income on any accrued but unpaid interest. These transactions may also be taxable transactions under applicable state, local or foreign income or other tax laws. If you are not resident in France for French tax purposes, you will generally not be subject to French tax in respect of such an exchange. You should consult your tax advisor about the particular tax effects the proposed transactions will have for you. See Section 5: “Certain French and U.S. Federal Income Tax Considerations.”

Who can I talk to if I have questions about this offer?

You can call Georgeson Inc., the information agent for this offer, at (866) 257-5271. See the back cover page of this U.S. Offer to Purchase.

To All Holders of American Depositary Shares and
All U.S. Holders of Shares or OCEANEs of Wavecom:

INTRODUCTION

Gemalto S.A., a société anonyme organized under the laws of France (“Purchaser”), a subsidiary of Gemalto N.V., a company organized under the laws of The Netherlands (“Gemalto”), is seeking to acquire the following classes of securities of Wavecom S.A., a société anonyme organized under the laws of France (“Wavecom”):

•	shares, nominal value €1.00 (“Shares”);

•	American Depositary Shares, each representing one Share (“ADSs”); and

•	bonds convertible or exchangeable into new or existing Shares (obligations à option de conversion et/ou d’échange en actions nouvelles ou existantes, or “OCEANEs”).

For the purposes of this U.S. Offer to Purchase, the Shares, ADSs and OCEANEs are sometimes collectively referred to as the “Securities.”

Wavecom is a French company with securities traded in France and securities held by residents of, and traded in, the United States and, as a result, we are offering to purchase all Wavecom Shares, ADSs and OCEANEs in two separate, but concurrent and related, offers in France and the United States. The offer we are making in France is sometimes referred to as the “International Offer.” Each offer provides equivalent consideration for Wavecom Securities tendered, and each offer is on substantially the same terms. The U.S. Offer (as defined below) and the International Offer are referred to collectively as the “Offers.”

In this offer, we are seeking to acquire all outstanding Shares and OCEANEs held by U.S. holders (within the meaning of Rule 14d-1(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and all outstanding ADSs, wherever held. In France, pursuant to the International Offer, we are seeking to acquire all outstanding Shares and OCEANEs owned by non-U.S. holders. U.S. holders of Shares and OCEANEs, and all holders of ADSs, wherever resident, must tender their securities into the U.S. Offer. Non-U.S. holders of Shares and OCEANEs must tender their Shares and OCEANEs into the International Offer. In the event that the price per Share or per OCEANE to be paid in the International Offer is increased, we will make a corresponding increase in the price paid per Share (including per ADS) and per OCEANE in the U.S. Offer.

The Offers commenced on October 28, 2008. The Offers are currently scheduled to expire on December 15, 2008, unless (1) the French stock market authority, the Autorité des marchés financiers (the “AMF”), sets a later expiration date for the tender period of the International Offer, (2) the AMF has not set an expiration date for the International Offer by December 15, 2008, (3) the AMF subsequently extends the tender period of the International Offer or (4) the Offers lapse or are withdrawn prior to that time.

We expect the AMF to publish the definitive results (avis de résultat definitif) of the Offers shortly after the Offers close but no later than nine French trading days following the expiration of the International Offer.

A “French trading day” is any day on which Euronext (as defined below) is open for trading.

We hereby offer to purchase for cash all outstanding ADSs and all outstanding Shares and OCEANEs held by U.S. holders for the following amounts:

•	€7 per Share;

•	the U.S. dollar equivalent of €7 per Wavecom ADS (calculated by converting the applicable amount in euro into dollars at the U.S. dollar spot against the euro exchange rate on the day on which funds are received by the Receiving Agent (as defined below), or its custodian in France); and

•	€31.30 plus Unpaid Accrued Interest (as defined below) per OCEANE,

upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and in the related Forms of Acceptance and ADS Letter of Transmittal (which, together with this U.S. Offer to Purchase, each as amended or supplemented, constitute the “U.S. Offer”).

“Unpaid Accrued Interest” means the interest accrued but unpaid, calculated pro rata to the number of days from the last interest payment date to the date of settlement for the OCEANEs. Within five French trading days preceding the expiration of the Offers (and the subsequent offering period, if any), a financial notice will be published by Purchaser indicating the exact amount of the Unpaid Accrued Interest on the OCEANEs as well as the aggregate price per OCEANE including such Unpaid Accrued Interest.

The consideration will be paid to you in cash, less any relevant withholding taxes. Amounts for the ADSs will be payable in U.S. dollars. Amounts for the Shares and OCEANEs will be payable in euro.

Tendering security holders whose Securities are registered in their own names and who tender directly to the Receiving Agent will not be obligated to pay brokerage fees or commissions or, subject to the Instructions to the ADS Letter of Transmittal, transfer taxes on the purchase of Securities by Purchaser. Security holders who hold their Securities through brokers or banks should check with these institutions as to whether they charge any service fees. However, if you do not complete and sign the Substitute Form W-9 that is included in the ADS Letter of Transmittal or applicable Form of Acceptance, you may be subject to a required federal backup withholding tax of 28% of the gross proceeds payable to you. See Section 5: “Certain French and U.S. Federal Income Tax Considerations.”

Purchaser will pay all charges and applicable expenses of Computershare (the “Receiving Agent”) and Georgeson Inc. (the “Information Agent”).

The U.S. Offer will expire at 12:00 noon, New York City time, on Monday, December 15, 2008 unless extended. See Section 1: “Terms of the U.S. Offer.”

No appraisal rights are available to holders of Wavecom Securities in connection with the Offers.

Under applicable U.S. law, no later than ten U.S. business days from the date of this U.S. Offer to Purchase, Wavecom is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer. As of the date of this U.S. Offer to Purchase, neither Wavecom nor its board of directors has made this statement.

Under French law, Wavecom is required to provide a response to the Note d’Information filed with the AMF on October 6, 2008, no later than five French trading days after the AMF issued its statement of compliance on October 24, 2008. Such a response by Wavecom is required to state the position of Wavecom’s board of directors regarding the International Offer as well as the reasons underlying such position, the benefits or negative consequences of the International Offer for Wavecom, its shareholders and its employees, and the voting procedures by which the board’s position was determined.

Wavecom issued a press release, dated October 9, 2008 (which it also filed with the Securities and Exchange Commission (the “Commission”) on Schedule 14D-9C on October 10, 2008), stating that its board of directors considered the Offers “inadequate” and not in the best interests of Wavecom, its shareholders or its employees. Wavecom also issued a press release, dated October 22, 2008 (which it also filed with the Commission on Schedule 14D-9C on October 22, 2008), stating that its board of directors intended to issue a more detailed opinion on the Offers together with its formal response, in accordance with AMF and Commission regulations within the designated timeframe.

The approval of Wavecom’s board of directors is not required under applicable law for the Offers to be commenced or completed, and the approval of the Wavecom board of directors is not a condition to this Offer.

The Offers are subject to the condition that Shares (including Shares represented by ADSs) representing 50.01% of the share capital of Wavecom existing as of the expiration date for the Offers, be validly tendered and not withdrawn prior to the expiration of the Offers, on a combined basis (the “Minimum Tender Condition”).

See Section 13: “Certain Conditions to the U.S. Offer.”

According to Wavecom’s Form 6-K filed with the Commission on October 22, 2008 (the “Wavecom 6-K”), there were 15,820,442 Shares authorized, issued and outstanding as of September 30, 2008. According to Wavecom’s Form 20-F for the fiscal year ended December 31, 2007, as filed with the Commission on April 8, 2007

(the “Wavecom 2007 20-F”), as of March 31, 2008, there were 1,718,330 ADSs issued and outstanding and 2,571,884 OCEANEs issued and outstanding and convertible into 2,571,884 Shares.

Neither Purchaser, Gemalto nor, to the best of Purchaser’s knowledge, any of the persons listed in Schedule A to this U.S. Offer to Purchase, currently owns any Securities of Wavecom.

As we are not making the U.S. Offer pursuant to any agreement with Wavecom, in determining that the U.S. Offer qualifies as a “Tier II” offer in accordance with the rules of the Commission under the Exchange Act, we have presumed, as permitted by, and under the requirements of, Instruction 3 to Rule 14d-1(d), that less than 40% of the Shares are held by U.S. holders. As a result, the Offers are exempt from certain provisions of the otherwise applicable statutes and rules.

We are also requesting from the Commission certain other relief from the otherwise applicable statutes and rules to allow this offer to proceed in the manner described in this document. In particular, we are requesting the following:

•	relief under Rule 14d-10(a)(1) under the Exchange Act to permit this offer to be conducted concurrently with the International Offer;

•	relief under Section 14(d)(5) of the Exchange Act to provide that withdrawal rights will not be available during the period from the expiration of the U.S. Offer until the AMF announces the final results of the Offers and we have made arrangements for payment as described in this document;

•	relief under Rule 14d-7(a)(1) under the Exchange Act to permit the withdrawal rights of Wavecom security holders to expire notwithstanding Purchaser’s post-expiration right to withdraw the Offers under certain limited conditions;

•	relief under Rule 14d-11 under the Exchange Act to permit a subsequent offering period in excess of 20 business days; and

•	relief collectively under Rule 14d-11(c), Rule 14d-11(d) and Rule 14d-11(e) under the Exchange Act to permit a subsequent offering period to be announced, commenced and conducted in accordance with French law and practice.

This U.S. Offer to Purchase and the related Forms of Acceptance and ADS Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the U.S. Offer.

This offer is being made only to holders of ADSs, wherever located, and to holders of Shares and OCEANEs that are resident in the United States.

The International Offer is not being made, directly or indirectly, in or into, and it may not be accepted in or from, the United States. Copies of the offer documentation being used in the International Offer and any related materials are not being and should not be mailed or otherwise distributed or sent in or into the United States.

The distribution of this document and the making of this offer may, in some jurisdictions, be restricted by law. This offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of this offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction. Persons who come into possession of this document should inform themselves of and observe any of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. We do not assume any responsibility for any violation by any person of any restriction.

THE TENDER OFFER

1.	Terms of the U.S. Offer

We are offering, pursuant to the terms and subject to the conditions of the U.S. Offer, to purchase:

(i) any and all of the outstanding Shares held by U.S. holders (including Shares issued upon the conversion of the OCEANEs, or the exercise of the warrants (the “Warrants”), the founder’s warrants (the “Founder’s Warrants”) or the stock options of Wavecom, which, to the knowledge of Purchaser, represent a maximum of 19,888,807 Shares);

(ii) any and all of the outstanding ADSs, which, to the knowledge of Purchaser, represent a maximum of 1,718,330 ADSs; and

(iii) any and all of the outstanding OCEANEs held by U.S. holders, which, to the knowledge of Purchaser, represent a maximum of 2,571,884 OCEANEs.

We are offering, upon the terms and subject to the conditions of the U.S. Offer, to pay cash in the following amounts:

•	€7 for every Share that you validly tender and do not withdraw prior to the expiration of this offer;

•	the U.S. dollar equivalent of €7 for every ADS you validly tender and do not withdraw prior to the expiration of this offer (calculated by converting the applicable amount in euro into U.S. dollars at the U.S. dollar spot against the euro exchange rate on the day on which funds are received by the Receiving Agent, or its custodian in France); and

•	€31.30 plus Unpaid Accrued Interest for every OCEANE that you validly tender and do not withdraw prior to the expiration of this offer.

Within five French trading days preceding the expiration of the Offers (and the subsequent offering period, if any), a financial notice will be published by Purchaser indicating the exact amount of the Unpaid Accrued Interest on the OCEANEs as well as the aggregate price per OCEANE including such Unpaid Accrued Interest.

In each case, the consideration will be paid to you in cash, less any relevant withholding taxes. Amounts for the ADSs will be payable in U.S. dollars. Amounts for the Shares and OCEANEs will be payable in euro.

Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Securities validly tendered and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4: “Withdrawal Rights.” The U.S. Offer will expire at 12:00 noon, New York City time, on Monday, December 15, 2008, unless (1) the AMF sets a later expiration date for the tender period of the International Offer, (2) the AMF has not set an expiration date for the International Offer by December 15, 2008, (3) the AMF subsequently extends the tender period of the International Offer or (4) the Offers lapse or are withdrawn prior to that time. Thus, the term “Expiration Date” means 12:00 noon, New York City time, on Monday, December 15, 2008, unless we have extended the initial period of time during which the U.S. Offer is open as described above, in which event the term “Expiration Date” shall mean the latest time and date at which the U.S. Offer, as so extended, shall expire. Purchaser intends that the U.S. Offer and International Offer will expire simultaneously. Under French tender offer rules, the AMF sets the expiration date of the International Offer and has the sole authority to determine whether or not to subsequently extend the tender period for the International Offer.

The U.S. Offer is conditioned upon the satisfaction of the Minimum Tender Condition described in Section 13. We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the Commission and French law and regulations, in our sole discretion, to waive the Minimum Tender Condition.

We will not waive the Minimum Tender Condition unless, at the same time, we also waive the Minimum Tender Condition to the International Offer. Under French law and regulations, we may only waive or, upon the AMF’s prior acceptance, reduce, the Minimum Tender Condition to the International Offer until five French trading days prior to the expiration of the International Offer, at the latest. Under French law and regulations, a waiver of the Minimum Tender Condition is deemed to be an improved offer and may cause the AMF to extend the offer period.

Under French law and regulations, if the Minimum Tender Condition to the International Offer is not satisfied and has not previously been waived, the International Offer would not be successful, and Purchaser would be required to return all Shares and OCEANEs tendered in the International Offer. In that case, we would terminate this offer and return all tendered Securities to tendering holders. We expect the AMF to publish the final results of the Offers, called an avis de résultat, shortly after the Offers close, but no later than nine French trading days following the expiration of the International Offer.

Certain legal approvals also apply to the Offers. See Section 14: “Certain Legal Matters.”

Subject to applicable rules and regulations of the Commission and to French law and regulations, we expressly reserve the right (but are not obligated), at any time and from time to time, to extend the period during which this offer is open and thereby delay acceptance for payment of, and payment for, any Securities, by giving oral or written notice of such extension to the Receiving Agent and by making a public announcement of such extension. There can be no assurance that we will exercise our right to extend this offer. During any extension of the offer, all Securities tendered and not withdrawn will remain subject to the offer and withdrawal rights.

The International Offer is currently scheduled to expire on the Expiration Date. If the International Offer is extended in accordance with French law, we currently intend to extend the U.S. Offer so that it will expire on the same day as the International Offer. Subject to any applicable rules and regulations of the Commission, we do not currently intend to extend this offer so that the Expiration Date is a date later than the expiration date of the International Offer.

If we decide, in our sole discretion, to increase the consideration offered in the U.S. Offer to holders of Securities and if, at the time that notice of such change is first published, sent or given to holders in the manner specified below, the U.S. Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the U.S. Offer will be extended until the expiration of such period of ten business days. If we decide to increase the consideration being offered in the U.S. Offer, the increase in the consideration being offered will be applicable to all holders of Securities whose Securities are accepted for purchase. For purposes of the U.S. Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

We expressly reserve the right (but are not obligated), at any time or from time to time in our sole discretion, to modify or amend the terms and conditions of the U.S. Offer in any respect and, subject to the applicable rules and regulations of the Commission and to French law and regulations, to terminate the U.S. Offer and not accept for payment any Securities if the Minimum Tender Condition has not been satisfied or upon the occurrence of any of the events set forth in Section 13, by giving oral or written notice of such termination to the Receiving Agent. Notwithstanding the preceding sentence, we will not decrease the price per Security payable in this offer, reduce the number of Securities sought to be purchased in this offer or impose any condition other than those described in Section 13.

If we make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer, or if we waive a material condition of the U.S. Offer, we will disseminate additional tender offer materials and extend the U.S. Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the U.S. Offer or the information concerning the U.S. Offer, other than a change in the consideration offered, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes.

We reserve the right, subject to applicable rules and regulations of the Commission, to delay acceptance for payment of, or payment for, Securities in order to comply, in whole or in part, with any applicable law, including French law. This reservation of rights is subject to the provisions of Rule 14e-1(c) under the Exchange Act, and any exemption therefrom for which this offer may qualify as a Tier II offer, which, if such exemption were not available, would require us to pay the consideration offered or to return Securities deposited by or on behalf of tendering security holders promptly after the termination or withdrawal of the offer.

Any waiver or reduction of the Minimum Tender Condition or extension or amendment of the U.S. Offer, or any delay in acceptance for payment or payment or termination of the U.S. Offer, will be followed, as promptly as practicable, by public announcement thereof in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act. Any announcement of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

We may be required to extend the offer under applicable U.S securities laws. In addition, the expiration date and any extensions of the International Offer are, under French law, determined by the AMF. The AMF has the sole authority over whether to extend the period of the International Offer. We will not unilaterally extend the offer period, except to extend the Expiration Date of this offer in order to coordinate the Expiration Date of this offer and the expiration date of the International Offer such that this offer would continue to expire on the same day as the International Offer. The AMF may extend the International Offer on one or more occasions. See Section 1: “Terms of the U.S. Offer.”

If, as a result of this offer and the International Offer, we acquire at least 50.01% of Wavecom’s total share capital existing as of the expiration date for the Offers, in accordance with AMF regulations, the International Offer will automatically reopen for at least ten French trading days. If the International Offer is reopened, we may provide a subsequent offering period (a “Subsequent Offering Period”) of the same duration for this offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the U.S. Offer and the purchase of Securities in the U.S. Offer, during which any ADS holder and any U.S. holder of Shares or OCEANEs may tender Securities not tendered in the U.S. Offer. A Subsequent Offering Period, if one is provided, is not an extension of the U.S. Offer, which already will have been completed, and Securities previously tendered and accepted for payment in the U.S. Offer will not be subject to any further withdrawal rights. During a Subsequent Offering Period, we will accept any and all Securities validly tendered and not withdrawn during the Subsequent Offering Period at the same price paid in the U.S. Offer. If we determine to provide a Subsequent Offering Period or reopen the International Offer, we will announce such Subsequent Offering Period, to run concurrently with the reopening of the International Offer, immediately following our announcement of the results of the Offers. The payment of consideration to the tendering holders for their Securities tendered in the Subsequent Offering Period will occur following the expiration of such period.

This U.S. Offer to Purchase and the related ADS Letter of Transmittal and Forms of Acceptance will be mailed to record holders of Securities whose names appear on Wavecom’s security holder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Securities.

Treatment of the U.S. Holders of OCEANEs

(a)  OCEANEs Tendered in This Offer

U.S. holders of OCEANEs that wish to do so may tender their OCEANEs in the U.S. Offer, subject to the terms and conditions described above.

(b)  OCEANEs Not Tendered in This Offer

Redemption in Case of Change of Control.  The change in ownership of the Shares (including Shares represented by ADSs) resulting from acceptances tendered pursuant to the Offers may constitute a change of control of Wavecom under the terms of the OCEANEs. In the event of a change of control of Wavecom, holders of OCEANEs that have not tendered their OCEANEs in the Offers will have the right to request early redemption of the OCEANEs in accordance with, and pursuant to, the terms thereof. In such case, Wavecom would be obligated to pay to each holder of OCEANEs that so elects to have its OCEANEs redeemed, the nominal value of such OCEANEs (€31.30 per OCEANE) plus interest accrued from the last interest payment date preceding the early redemption date to the effective redemption date, as provided in the terms and conditions of the OCEANEs. In accordance with the terms of the OCEANEs, holders of OCEANEs that have not tendered their OCEANEs in the Offers will be informed by notice indicating the period during which the holders of the OCEANEs may request early redemption of their OCEANEs. All holders of OCEANEs that request such early redemption must do so no later than the last day of such announced period, through their usual intermediary, which will transmit such request to the intermediary in charge of financial services, in accordance with the terms of the OCEANEs. In the event Purchaser holds at least 50.01% of the Shares (including Shares represented by ADSs) following the Offers, Purchaser intends to request from Wavecom early redemption of the OCEANEs it acquires, at their nominal value (€31.30 per OCEANE) plus the accrued but unpaid interest thereon, in accordance with their terms.

Based on publicly available information, Wavecom has sufficient cash to redeem the OCEANEs if the holders opt for such early redemption.

Redemption in Case of Delisting of the Shares.  In addition, representatives of the holders of the OCEANEs may require that all of the OCEANEs be redeemed, at a price equal to the nominal value (€31.30 per OCEANE) plus interest accrued from the last interest payment date preceding the early redemption date to the effective redemption date, in the event of a squeeze-out transaction or if the Shares cease to be listed either on Euronext or on a regulated market within the European Union.

Squeeze-Out Transaction; Delisting.  As discussed further below, Purchaser may, under certain conditions, implement a squeeze-out transaction targeting the OCEANEs. In such case, the holders of OCEANEs would be required to transfer their OCEANEs to Purchaser.

As discussed further below, the OCEANEs may, under certain conditions, be delisted from Euronext.

Treatment of the U.S. Holders of Warrants

According to publicly available documents, the holders of the Warrants, which are not listed, may not, in accordance with the conditions of their issuance, be transferred, except in the case of a transfer to a spouse, descendant or ascendant in direct line or sibling. U.S. holders of Warrants that are exercisable and have been validly exercised during the U.S. Offer (or the Subsequent Offering Period, if any) may tender into the U.S. Offer (or the Subsequent Offering Period, if any) the Shares issued as a result of the exercise of such Warrants.

In the event the Offers are completed and Purchaser implements a squeeze-out or the trading of the Wavecom Shares is substantially limited, Purchaser intends to implement a liquidity mechanism based on the price of the Offers for the benefit of the holders of Shares obtained as a result of the exercise of the Warrants which could not be exercised during the Offers (or the Subsequent Offering Period or reopened International Offer, if any) in accordance with applicable law and regulation.

Treatment of the U.S. Beneficiaries of Founder’s Warrants and Stock Options

U.S. holders of Founder’s Warrants and of stock options may tender, in the U.S. Offer, Shares issued upon the valid exercise of such Founder’s Warrants or stock options; provided that such exercise must occur sufficiently in advance such that the Shares are credited on such holder’s account no later than the last day of the Offers (or of the Subsequent Offering Period, if any). To the extent certain Founder’s Warrants or stock options may not be exercised during the Offers (or the Subsequent Offering Period, if any) or Shares issued upon exercise of Founder’s Warrants or stock options are subject to a holding period or may not otherwise be transferred during the Offers (or the Subsequent Offering Period, if any), such Shares may not be tendered in the Offers.

In the event the Offers are completed and Purchaser implements a squeeze-out or the trading of the Wavecom Shares is substantially limited, Purchaser intends to implement a liquidity mechanism based on the price of the Offers for the benefit of the holders of Founder’s Warrants and of stock options and to the holders of Shares obtained as a result of the exercise of the Founder’s Warrants and stock options which could not be tendered in the Offers, in accordance with applicable law and regulation.

Treatment of the U.S. Beneficiaries of Free Shares

According to publicly available documents, 311,323 free shares (the “free shares”) were granted to employees and directors of Wavecom and of certain of its subsidiaries, subject to a condition of remaining employed by Wavecom, comprising 155,673 Shares that were allocated to the grant of free shares pursuant to a plan dated

May 17, 2006 (the “2006 Free Shares”) and 155,650 Shares that were allocated to the grant of free shares pursuant to a plan dated June 7, 2007 (the “2007 Free Shares”). According to publicly available documents, the 2006 Free Shares are subject to a mandatory holding period of two years from their date of definitive grant. The 2007 Free Shares are subject to a vesting period and, therefore, are not yet definitively granted. Upon the definitive grant of the 2007 Free Shares following the termination of such vesting period, the 2007 Free Shares will also be subject to a mandatory holding period of two years. As a result, the free shares may not be tendered in the Offers.

In the event the Offers are completed and Purchaser implements a squeeze-out or the trading of the Wavecom Shares is substantially limited, Purchaser intends to implement a liquidity mechanism based on the price of the Offers for the benefit of the holders of free shares, at the termination of the applicable holding period, in accordance with applicable law and regulation.

2.	Acceptance for Payment and Payment for Securities

Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, and will pay for, Securities validly tendered and not properly withdrawn after the Expiration Date in accordance with the timetable determined by Euronext and in accordance with applicable French law and practice. If there is a Subsequent Offering Period, all Securities tendered in the Offers during the Subsequent Offering Period will immediately be accepted for payment and paid for after the expiration of such period in accordance with the timetable determined by Euronext and in accordance with applicable French law and practice. We expressly reserve the right, in our sole discretion but subject to the applicable rules of the Commission, to delay acceptance for payment of, and thereby delay payment for, Securities, including if the conditions referred to in Section 13: “Certain Conditions to the U.S. Offer” have not been satisfied.

In all cases, payment for Securities tendered and accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the Receiving Agent of (a) depositary receipts representing ADSs tendered or confirmation of the book-entry transfer of such Securities into the Receiving Agent’s account at The Depository Trust Company (“DTC”) (in the case of ADSs) or the Receiving Agent’s account at Citibank International Plc (in the case of Shares and OCEANEs only) pursuant to the procedures set forth in Section 3 hereof; (b) the ADS Letter of Transmittal or applicable Form of Acceptance (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of ADSs, an Agent’s Message (as defined in Section 3 below) in lieu of the ADS Letter of Transmittal); and (c) any other documents required by the ADS Letter of Transmittal or applicable Form of Acceptance. See Section 3: “Procedure for Tendering Securities.”

For purposes of the U.S. Offer, we will be deemed to have accepted for payment, and thereby purchased, Securities validly tendered and not properly withdrawn if and when we give oral or written notice to the Receiving Agent of our acceptance for payment of such Securities pursuant to the U.S. Offer. Payment for Securities accepted for payment pursuant to the U.S. Offer will be made by deposit of the purchase price therefor with the Receiving Agent, which will act as agent for the tendering security holders for purposes of receiving payments from us and transmitting such payments to the tendering security holders.

In the event Purchaser becomes obligated to accept for payment the Securities tendered in the Offers, the cash consideration will be delivered to tendering holders of Securities following publication by the AMF of the final results of the Offers. If the Offers are consummated, the final settlement date for the Offers is expected to be approximately 12 to 15 French trading days following the Expiration Date. Similarly, in the event of a Subsequent Offering Period, settlement is expected to occur within approximately 12 to 15 French trading days following the expiration of the Subsequent Offering Period. The cash consideration for the ADSs will be payable in U.S. dollars calculated by using the euro exchange rate on the day on which funds are received by the Receiving Agent, or its custodian in France. Allowing three days for the conversion of the funds from euros to U.S. dollars, the Receiving Agent is expected to pay for the ADSs accepted in this offer approximately 15 to 18 French trading days after the Expiration Date.

Under no circumstances will interest be paid on the purchase price for Securities, regardless of any extension of the U.S. Offer or any delay in payment for Securities (other than Unpaid Accrued Interest included in the offer price of the OCEANEs).

If any tendered Securities are not accepted for payment pursuant to the terms and conditions of the U.S. Offer for any reason, or if depositary receipts are submitted for more ADSs than are tendered, such unpurchased Securities will be returned (or new depositary receipts for the ADSs not tendered will be sent), without expense to the tendering security holder (or, in the case of Securities tendered by book-entry transfer into the Receiving Agent’s account at DTC or Citibank International Plc pursuant to the procedures set forth in Section 3, such Securities will be credited to an account maintained with DTC or Euroclear France (“Euroclear”)), as soon as practicable following expiration or termination of the U.S. Offer.

If, prior to the Expiration Date, we increase the consideration offered to holders of Securities pursuant to the U.S. Offer, such increased consideration will be paid to all holders of Securities that are purchased pursuant to the U.S. Offer, whether or not such Securities were tendered prior to such increase in consideration.

We reserve the right to transfer or assign in whole or in part, from time to time, to one or more of our affiliates the right to purchase all or any portion of the Securities tendered pursuant to the U.S. Offer, but any such transfer or assignment will not relieve us of our obligations under the U.S. Offer and will in no way prejudice the rights of tendering security holders to receive payment for Securities validly tendered and accepted for payment pursuant to the U.S. Offer.

3.	Procedure for Tendering Securities

(a)  ADSs

Valid Tenders.  To validly tender ADSs pursuant to the U.S. Offer, (a) a properly completed and duly executed ADS Letter of Transmittal (or a manually executed copy thereof) in accordance with the instructions of the ADS Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below), and any other documents required by the ADS Letter of Transmittal must be received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase prior to the Expiration Date and (b) depositary receipts, sometimes referred to as “ADRs,” representing the ADSs to be tendered must be received by the Receiving Agent or such ADSs must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Receiving Agent (which confirmation must include an Agent’s Message if the tendering ADS holder has not delivered an ADS Letter of Transmittal), prior to the Expiration Date. Alternatively, the tendering ADS holder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Receiving Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the ADSs that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal, and that Purchaser may enforce such agreement against the participant.

Book-Entry Transfer.  The Receiving Agent will establish an account with respect to the ADSs at DTC for purposes of the U.S. Offer within two business days after the date of this U.S. Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of ADSs by causing DTC to transfer such ADSs into the Receiving Agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of ADSs may be effected through book-entry transfer, either the ADS Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the ADS Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date, or the tendering ADS holder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of ADSs into the Receiving Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” The ADS Letter of Transmittal, and any other documents required therein, must be transmitted to, and received by, the Receiving Agent at one of the addresses set forth on the back cover of this U.S. Offer to Purchase. If you hold ADSs in book-entry form other than through a U.S. broker or other DTC participant, you must first have your ADSs transferred to an account at DTC, after which you may tender your ADSs pursuant to book-entry transfer, as described above. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Receiving Agent.

Signature Guarantees and Stock Powers.  Except as otherwise provided below, all signatures on an ADS Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchange Medallion Program, or by any other “eligible guarantor institution” as defined under Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures on an ADS Letter of Transmittal need not be guaranteed (a) if the ADS Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the ADSs) of ADSs tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the ADS Letter of Transmittal or (b) if such ADSs are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the ADS Letter of Transmittal. If the ADSs are registered in the name of a person other than the signer of the ADS Letter of Transmittal, or if payment is to be made, or ADRs for ADSs not tendered or not accepted for payment are to be returned, to a person other than the registered owner of the ADSs, then the ADRs for the tendered ADSs must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner(s) or holder(s) appear(s) on the ADRs, with the signatures on the ADRs or stock powers guaranteed as described above. See Instructions 1 and 5 of the ADS Letter of Transmittal.

Guaranteed Delivery.  An ADS holder who desires to tender ADSs pursuant to the U.S. Offer and whose depositary receipts for such ADSs are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Receiving Agent prior to the Expiration Date, may tender such ADSs by satisfying all of the requirements set forth below:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed ADS Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Receiving Agent (as provided below) prior to the Expiration Date; and

•	the ADRs for all tendered ADSs, in proper form for transfer (or a Book-Entry Confirmation with respect to all such ADSs), together with a properly completed and duly executed ADS Letter of Transmittal (or a manually executed copy thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the ADS Letter of Transmittal), and any other required documents, are received by the Receiving Agent within three trading days after the date of execution of such ADS Notice of Guaranteed Delivery. A “trading day” is any day on which the Nasdaq Global Market is open for business.

The ADS Notice of Guaranteed Delivery may be delivered to the Receiving Agent or transmitted by telegram, facsimile transmission or mail to the Receiving Agent and must include a guarantee by an Eligible Institution in the form set forth in such ADS Notice of Guaranteed Delivery.

The method of delivery of ADSs, the ADS Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the Receiving Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements.  Notwithstanding any provision hereof, payment for ADSs accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the Receiving Agent of (a) depositary receipts for (or a Book-Entry Confirmation with respect to) such ADSs; (b) an ADS Letter of Transmittal (or a manually executed copy thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the ADS Letter of Transmittal); and (c) any other documents required by the ADS Letter of Transmittal.

Appointment as Proxy.  By executing and delivering an ADS Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of an ADS Letter of Transmittal), the tendering ADS holder irrevocably appoints designees of Purchaser as such ADS holder’s proxies, each with full power of substitution, to the full extent of such ADS holder’s rights with respect to the ADSs tendered by such ADS holder and accepted for payment by Purchaser and with respect to any and all cash dividends, distributions, Shares, rights or other securities issued or issuable in respect of such ADSs or the underlying Shares on or after the date of this U.S. Offer to Purchase (collectively, “Distributions”). All such proxies will be considered coupled with an interest in the tendered ADSs. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment ADSs tendered by such ADS holder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such ADS holder with respect to such ADSs (and with respect to any and all Distributions) will be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will, with respect to the ADSs purchased and related Distributions for which the appointment is effective, be empowered to exercise all voting and other rights of such ADS holder as they, in their sole discretion, may deem proper. Purchaser reserves the right to require that, in order for ADSs to be deemed validly tendered, immediately upon Purchaser’s payment for such ADSs, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law and the deposit agreement with respect to such ADSs and Distributions, including instructing the custodian as to voting at any meeting of Wavecom shareholders.

(b)  Shares

Valid Tenders.  To validly tender Shares pursuant to the U.S. Offer, (a) a properly completed and duly executed Share Form of Acceptance (or a manually executed copy thereof) in accordance with the instructions of the Share Form of Acceptance and any other documents specified in the Share Form of Acceptance must be received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase prior to the Expiration Date and (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery must be received by the Receiving Agent prior to the Expiration Date.

Book-Entry Transfer.  The Receiving Agent will establish an account with respect to the Shares to be tendered into the U.S. Offer with its custodian in France, Citibank International Plc, which has an account through Euroclear. Any financial institution that is a participant in Euroclear’s systems may make a book-entry transfer of Shares by causing Euroclear to transfer such Shares into the account of the Receiving Agent at its custodian in France, Citibank International Plc, in favor of the Receiving Agent in accordance with Euroclear’s procedures for such transfer. You should thus instruct your broker to tender the number of Shares you wish to tender by book-entry transfer to the Receiving Agent’s account at Citibank International Plc (details of which are set forth in the Share Form of Acceptance). Although delivery of the Shares must be effected through book-entry transfer, the Share Form of Acceptance, properly completed and duly executed, and any other required documents, must, in any case, be transmitted to and received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date, and a confirmation of a book-entry transfer of Shares into the Receiving Agent’s account at Citibank International Plc as described above must be transmitted to and received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date.

The method of delivery of the Share Form of Acceptance and all other required documents is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the Receiving Agent. If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements.  Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the Receiving Agent of (a) a confirmation of book entry with respect to such Shares; (b) a Share Form of Acceptance (or a manually executed copy thereof), properly completed and duly executed; and (c) any other documents required by the Share Form of Acceptance.

Appointment as Proxy.  By executing and delivering a Share Form of Acceptance as set forth above, the tendering holder irrevocably appoints designees of Purchaser as such holder’s proxies, each with full power of substitution, to the full extent of such holder’s rights with respect to the Shares tendered by such holder and accepted for payment by Purchaser and with respect to any and all Distributions in respect of such Shares on or after the date of this U.S. Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such holder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such holder with respect to such Shares (and with respect to any and all Distributions) will be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will, with respect to the Shares and related Distributions for which the appointment is effective, be empowered to exercise all voting and other rights of such holder as they, in their sole discretion, may deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and Distributions, including voting at any meeting of Wavecom shareholders.

(c)  OCEANEs

Valid Tenders.  To validly tender OCEANEs pursuant to the U.S. Offer, (a) a properly completed and duly executed OCEANE Form of Acceptance (or a manually executed copy thereof) in accordance with the instructions of the OCEANE Form of Acceptance and any other documents specified in the OCEANE Form of Acceptance must be received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase prior to the Expiration Date and (b) such OCEANEs must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Receiving Agent prior to the Expiration Date.

Book-Entry Transfer.  The Receiving Agent will establish an account with respect to the OCEANEs to be tendered into the U.S. Offer with its custodian in France, Citibank International Plc, which has an account through Euroclear. Any financial institution that is a participant in Euroclear’s systems may make a book-entry transfer of OCEANEs by causing Euroclear to transfer such OCEANEs into the account of the Receiving Agent at Citibank International Plc, in favor of the Receiving Agent, in accordance with Euroclear’s procedures for such transfer. You should thus instruct your broker to tender the number of OCEANEs you wish to tender by book-entry transfer to the Receiving Agent’s account at Citibank International Plc (details of which are set forth in the OCEANE Form of Acceptance). Although delivery of the OCEANEs must be effected through book-entry transfer, the OCEANE Form of Acceptance, properly completed and duly executed, and any other required documents, must, in any case, be transmitted to and received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date and a confirmation of a book-entry transfer of OCEANEs into the Receiving Agent’s account at Citibank International Plc as described above must be transmitted to and received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date.

The method of delivery of the OCEANE Form of Acceptance and all other required documents is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the Receiving Agent. If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements.  Notwithstanding any provision hereof, payment for OCEANEs accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the Receiving Agent of (a) a confirmation of book entry with respect to such OCEANEs; (b) an OCEANE Form of Acceptance (or a manually executed copy thereof), properly completed and duly executed; and (c) any other documents required by the OCEANE Form of Acceptance.

Appointment as Proxy.  By executing and delivering an OCEANE Form of Acceptance as set forth above, the tendering holder irrevocably appoints designees of Purchaser as such holder’s proxies, each with full power of substitution, to the full extent of such holder’s rights with respect to the OCEANEs tendered by such holder and accepted for payment by Purchaser. All such proxies will be considered coupled with an interest in the tendered OCEANEs. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment OCEANEs tendered by such holder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such holder with respect to such OCEANEs will be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will, with respect to the OCEANEs for which the appointment is effective, be empowered to exercise all voting and other rights of such holder as they, in their sole discretion, may deem proper. Purchaser reserves the right to require that, in order for OCEANEs to be deemed validly tendered, immediately upon Purchaser’s payment for such OCEANEs, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such OCEANEs.

(d)  General

Binding Agreement.  The valid tender of Securities pursuant to one of the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the U.S. Offer. Our acceptance for payment of Securities, as described above, will constitute a binding agreement between the tendering security holder and us upon the terms and subject to the conditions of the U.S. Offer. Under no circumstances will interest be paid by us on the purchase price of the Securities, regardless of any extension of the U.S. Offer or any delay in making such payment (other than Unpaid Accrued Interest included in the offer price of the OCEANEs).

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Securities will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Securities of any particular security holder whether or not similar defects or irregularities are waived in the case of any other security holder. No tender of Securities will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of us, any of our affiliates or assigns, the Receiving Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the U.S. Offer (including the ADS Letter of Transmittal and the Forms of Acceptance and the Instructions thereto) will be final and binding.

The tender of Securities pursuant to any of the procedures described above will constitute the tendering holder’s acceptance of the terms of the tender offer, as well as the tendering holder’s representation and warranty to us that:

•	the holder has the full power and authority to tender, sell, assign and transfer the tendered Securities (and any and all other Securities or other securities issued or issuable in respect of those Securities); and

•	when the Securities are accepted for payment by us, we will acquire good and unencumbered title to the Securities, free and clear of all liens, restrictions, charges and encumbrances, and not subject to any adverse claims.

4.  Withdrawal Rights

Securities tendered pursuant to the U.S. Offer may be withdrawn at any time on or prior to the Expiration Date. Thereafter, tenders are irrevocable. We are requesting from the Commission exemptive relief from Section 14(d)(5) of the Exchange Act so that Securities tendered in this offer may not be withdrawn during the period from the Expiration Date until the AMF announces the final results of the Offers and we have made arrangements for payment. As a result, you will not have the right to withdraw Securities during that period unless the Commission denies our request.

For a withdrawal of Securities to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Securities to be withdrawn, the type and number of Securities to be withdrawn and the name of the record holder of the Securities to be withdrawn, if different from that of the person who tendered such Securities. In the case of ADSs, if ADRs evidencing the ADSs to be withdrawn have been delivered or otherwise identified to the Receiving Agent, then, prior to the physical release of those ADRs, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such ADSs have been tendered for the account of an Eligible Institution. If Securities have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at DTC or Euroclear to be credited with the withdrawn Securities. If depositary receipts representing the ADSs have been delivered or otherwise identified to the Receiving Agent, the name of the registered owner and the serial numbers shown on such depositary receipts must also be furnished to the Receiving Agent prior to the physical release of such depositary receipts.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. No withdrawal of Securities shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of us, any of our affiliates or assigns, the Receiving Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Securities may not be rescinded, and any Securities properly withdrawn will be deemed not to have been validly tendered for purposes of the U.S. Offer. However, withdrawn Securities may be retendered by following one of the procedures for tendering Securities described in Section 3 at any time prior to the Expiration Date.

If we extend the U.S. Offer, are delayed in our acceptance for payment of Securities or are unable to accept for payment Securities pursuant to the Offers for any reason, then, without prejudice to our rights under this offer, but subject to the applicable rules of the Commission, the Receiving Agent may, nevertheless, on our behalf, retain tendered Securities, and such Securities may not be withdrawn except to the extent that tendering security holders are entitled to withdrawal rights as set forth in this Section 4.

In the event we provide a Subsequent Offering Period following the U.S. Offer, Securities may be withdrawn at any time prior to the expiration of such period in the manner described above. We will accept any and all Securities validly tendered during such Subsequent Offering Period. No withdrawal rights will apply to Securities previously tendered in the U.S. Offer and accepted for payment.

5.  Certain French and U.S. Federal Income Tax Considerations

The following is a summary of the material French and U.S. federal income tax consequences of an exchange of Securities for cash pursuant to the U.S. Offer or any subsequent squeeze-out transaction. This discussion applies to you only if you are a beneficial owner of Securities and are:

•	an individual citizen or resident of the United States;

•	a U.S. domestic corporation;

•	an estate or trust the income of which is subject to U.S. federal income tax regardless of its source; or

•	otherwise subject to U.S. federal income tax on a net income basis with respect to income from the Securities.

This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor. We have assumed that you are familiar with the tax rules applicable to investments in securities generally, and with any special rules to which you may be subject. In particular, the discussion below deals only with investors that hold Securities as capital assets, and does not address the tax treatment of investors subject to special rules such as:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	broker-dealers;

•	investors that hold Securities as part of a hedge, constructive sale, straddle or conversion transaction;

•	investors that have acquired Securities upon exercise of employee options or otherwise as compensation; and

•	investors that have at any time held 10% or more of any class of Wavecom’s stock.

In addition, this discussion does not address U.S. state or local taxation, or taxation by countries other than the United States and France.

This summary is based on laws, treaties, judicial decisions and regulatory interpretations in effect on the date hereof, all of which are subject to change. You should consult your own tax advisors as to the French, U.S. federal and other tax consequences to you of the U.S. Offer and any subsequent squeeze-out transaction, including the tax consequences arising from your own unique facts and circumstances.

This discussion assumes, based on the discussion in the Wavecom 2007 20-F, that Wavecom is not or was not a passive foreign investment company (a “PFIC”) for U.S. federal tax purposes. However, a company’s status as a PFIC is a factual determination that is made annually and depends on, among other things, a valuation of the company’s assets, including goodwill and other intangible assets. U.S. holders are urged to consult their tax advisors concerning the potential application of the PFIC rules to their ownership and disposition of the Shares or ADSs.

U.S. Federal Income Taxation.  If you exchange Securities for cash pursuant to the U.S. Offer or any subsequent squeeze-out transaction, you will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar amount received and your tax basis in the Securities. Such gain or loss will be long-term capital gain or loss if your holding period in the Securities is more than one year at the time of the exchange. Long-term capital gain of a noncorporate U.S. holder is generally subject to a maximum tax rate of 15%. Your ability to use capital losses to offset ordinary income is limited. Also, with respect to the OCEANEs, the amount realized will not include amounts attributable to accrued interest; such amounts will be treated as interest and as such will be taxed as ordinary income.

U.S. Federal Backup Withholding Tax and Information Reporting.  All payments to which a holder would be entitled pursuant to the U.S. Offer or any squeeze-out transaction will be subject to information reporting and to U.S. federal backup withholding tax at a rate of 28%, unless the holder (i) is an exempt recipient; or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Each holder that is a U.S. person should complete and sign the Substitute Form W-9 that is included with the ADS Letter of Transmittal or applicable Form of Acceptance, to be returned to the Receiving Agent, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Receiving Agent. In order for a holder that is not a U.S. person to qualify as an exempt recipient, the holder must generally submit a Form W-8BEN attesting to the holder’s exempt foreign status.

French Taxation.  Capital gains realized on the sale of Securities for a consideration by persons who are not French tax residents within the meaning of Article 4 B of the French Tax Code, or legal entities whose registered offices are located outside France, are generally exempt from taxation in France, provided that (i) these capital gains are not connected with a permanent establishment or fixed base subject to taxation in France (Article 244 bis C of the French Tax Code) and (ii) the transferor has not directly or indirectly held at any time, alone or with his or her spouse, his or her ascendants or descendents or the ascendants or descendents of his or her spouse, corporate interests carrying the right to more than 25% of the profit of the company whose shares are being sold, at any time during the five years prior to the sale. The capital gains realized on the sale of a shareholding exceeding or having represented more than this 25% limit during the aforementioned period are subject to tax at the proportional rate of 18% (Article 244 bis C of the French Tax Code), subject to more favorable provisions resulting from a tax treaty for the avoidance of double taxation. Capital gains realized on the sale of OCEANEs for a consideration by persons who are not French tax residents within the meaning of Article 4 B of the French Tax Code, or legal entities whose registered offices are located outside France, are generally exempt from taxation in France.

6.  Price Range of Shares, ADSs and OCEANEs

According to the Wavecom 2007 20-F, the Shares are traded on Euronext (Eurolist compartment B) Paris (7306) (“Euronext”), the ADSs, each representing one Share, are listed on the Nasdaq Global Market (“Nasdaq”)

under the symbol “GVCM” and the OCEANEs are traded on Euronext. The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on Euronext, per ADS on Nasdaq and per OCEANE on Euronext as reported in the Wavecom 2007 20-F with respect to Shares and ADSs for the periods occurring in fiscal years 2006 and 2007 and as reported by published financial sources with respect to the OCEANEs and with respect to Shares and ADSs for the periods occurring in fiscal year 2008.

			Wavecom Securities
	Shares		ADSs		OCEANEs
	(Price per Share (€))		(Price per ADS ($))		(Price per OCEANE (€))
Calendar Period	High	Low	High	Low	High	Low

2006:
First Quarter	€12.12	€8.31	$13.90	$10.39	—	—
Second Quarter	€12.69	€7.38	$15.50	$10.00	—	—
Third Quarter	€11.69	€9.99	$13.01	$0.00	—	—
Fourth Quarter	€10.95	€7.17	$14.70	$13.35	—	—
2007:
First Quarter	€17.48	€10.92	$22.90	$14.50	—	—
Second Quarter	€29.00	€16.26	$37.92	$22.01	—	—
Third Quarter(1)	€28.50	€15.65	$39.19	$22.44	€34.00	€28.00
Fourth Quarter	€20.32	€11.01	$28.31	$16.16	€29.99	€21.66
2008:
First Quarter	€12.43	€6.58	$18.18	$10.33	€21.50	€21.00
Second Quarter	€8.80	€5.57	$13.37	$8.76	€21.00	€19.31
Third Quarter	€5.85	€3.41	$9.33	$5.38	€19.50	€16.80
Fourth Quarter (through October 27, 2008)	€6.95	€3.83	$9.15	$5.26	€26.36	€15.95

(1)	In the case of OCEANEs, from June 17, 2007.

On October 27, 2008, the closing price of the Wavecom Shares reported on Euronext was €6.40 per Share and the closing price of the ADSs as reported on Nasdaq was U.S.$7.49 per ADS. On October 22, the last French trading day that OCEANEs were traded before the commencement of this offer, the closing price of the OCEANEs as reported on Euronext was €25.21 per OCEANE. The offer price of €7 for per Share represents a premium of approximately 72% compared to the trading price of the Shares on October 3, 2008 (€4.08), the last French trading day before the Offers were announced. Wavecom has never paid dividends on the Shares or ADSs. Security holders are urged to obtain a current market quotation for the Securities.

7.	Possible Effects of the Offers on the Market for Wavecom’s Securities; Nasdaq Listing; Exchange Act Registration and Margin Regulations

Possible Effects of the Offers on the Market for the Securities.  The purchase of Securities pursuant to the Offers will reduce the number of Securities that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Securities held by the public. The purchase of Securities pursuant to the Offers can also be expected to reduce the number of holders of Securities. Purchaser cannot predict whether the reduction in the number of Securities that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Securities or whether it would cause future market prices to be greater or less than the price offered for such Securities in the Offers.

Euronext Listing of Shares and OCEANEs.  We may, if possible after the Offers, cause the Wavecom Shares and OCEANEs to cease to be listed and traded on Euronext. Euronext may only permit such delisting if the trading of the Shares and the OCEANEs, as applicable, is substantially limited following the closing of the Offers, so that the delisting would be in the best interest of the market, subject to Euronext market rules.

Nasdaq Listing of ADSs.  Depending upon the number of Shares and ADSs purchased pursuant to the Offers, the ADSs may no longer meet the quantitative requirements for continued listing on Nasdaq. Even if the ADSs continue to meet the listing requirements of Nasdaq, it is our intention to seek to cause Wavecom to effect the delisting of the ADSs from Nasdaq as promptly as practicable after the completion of the Offers. Voluntary delisting is accomplished upon written notice to Nasdaq. If, as a result of the purchase of ADSs pursuant to the U.S. Offer or otherwise, the ADSs no longer meet the requirements of Nasdaq for continued listing and the listing of the ADSs is discontinued, or if the ADSs are voluntarily delisted, the market for the ADSs could be adversely affected.

We may also request that Wavecom terminate the existing deposit agreement with The Bank of New York, through which the ADS program is operated.

Exchange Act Registration.  The ADSs and underlying Shares are currently registered under the Exchange Act. The purchase of Shares and ADSs pursuant to the Offers may result in the Shares and ADSs becoming eligible for deregistration under the Exchange Act. Registration of the Shares and ADSs may be terminated by Wavecom upon application to the Commission if the U.S. average daily trading volume of Shares (including Shares represented by ADSs) has been no more than 5% of the average daily trading volume of Shares on a worldwide basis for a recent 12-month period, or if Shares and/or ADSs are held by fewer than 300 persons resident in the United States, determined based upon a look-through analysis. Alternatively, Wavecom may qualify for suspension of reporting duties if its Shares are held by fewer than 300 persons worldwide, determined without a look-through analysis.

Termination of registration of the Shares and ADSs under the Exchange Act would reduce the information required to be furnished by Wavecom to its security holders and to the Commission and would make certain provisions of the Exchange Act, such as the requirement of furnishing an annual report to security holders, no longer applicable with respect to the ADSs. In addition, if the ADSs are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer apply to Wavecom. Furthermore, the ability of “affiliates” of Wavecom and persons holding “restricted securities” of Wavecom to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the ADSs under the Exchange Act were terminated, the ADSs would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or be eligible for stock exchange listing or reporting on Nasdaq. We intend to seek to cause Wavecom to apply for termination of registration of the Shares and ADSs as soon as possible after consummation of the Offers if the requirements for termination of registration are met.

Margin Regulations.  The ADSs are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using such ADSs as collateral. If the ADSs cease to be listed on Nasdaq or any other U.S. national securities exchange, the ADSs might no longer constitute “margin securities” for the purposes of the margin regulations, in which event the ADSs would be ineligible as collateral for margin loans made by brokers.

8.  Certain Information Concerning Wavecom

Wavecom is a société anonyme organized under the laws of France. Its headquarters’ offices are located at 3 Esplanade du Foncet, in Issy-les-Moulineaux, France, where its phone number is +33 1 46 29 08 00. According to the Wavecom 2007 20-F, Wavecom is a leading provider of smart-device communications technology for innovative M2M (Machine to Machine) business solutions. Wavecom solutions include a range of Wireless CPU®s (microcontrollers with built-in wireless communication capability), backed by the industry-leading OpenAT® Software Suite with its own real-time operating system, an integrated development environment and a wide range of middleware Plug Ins for greater customization. Wavecom also provides an industry-leading portfolio of operated services which enable the remote monitoring and upgrade of devices in the field.

According to the Wavecom 6-K, as of September 30, 2008, there were 15,820,442 Shares authorized, issued and outstanding as of September 30, 2008. According to the Wavecom 2007 20-F, as of March 31, 2008, there were 1,718,330 ADSs issued and outstanding and 2,571,884 OCEANEs issued and outstanding and convertible into 2,571,884 Shares.

Except as otherwise set forth herein, the information concerning Wavecom contained in the U.S. Offer to Purchase has been based upon publicly available documents and records on file with the Commission, and other public sources. None of us, any of our affiliates or assigns, the Information Agent or the Receiving Agent assumes responsibility for the accuracy or completeness of the information concerning Wavecom contained in such documents and records or for any failure by Wavecom to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, any of our affiliates or assigns, the Information Agent or the Receiving Agent.

Available Information.  The Shares and ADSs are registered under the Exchange Act and, accordingly, Wavecom is subject to the information and reporting requirements of the Exchange Act applicable to foreign private issuers, and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information should be available for inspection at the public reference room at the Commission’s office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Copies may be obtained by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Further information on the operation of the Commission’s public reference room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers who file electronically with the Commission. The address of that site is http://www.sec.gov.

9.  Certain Information Concerning Purchaser and Gemalto

Purchaser, a subsidiary of Gemalto, is a société anonyme organized under the laws of France. Purchaser’s business address is 6 rue de la Verrerie, 92197 Meudon Cedex, France, telephone number +33 1 35 01 50 00.

Gemalto’s business address is Gemalto N.V., Koningsgrach Gebouw 1, Joop Geesinkweg 541-542, 1096 AX, Amsterdam, The Netherlands, telephone number +31 205 620 680. Gemalto is the leader in digital security with pro forma 2007 annual revenues of over €1.6 billion, more than 85 offices in 40 countries, and about 10,000 employees, including 1,300 research and development engineers. Gemalto provides end-to-end solutions for digital security, from the development of software applications through the design and production of secure personal devices such as smart cards, SIMs, e-passports, and tokens to the deployment of managed services for its customers. Gemalto is listed on Euronext Paris.

Additional Information.  The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and executive officers of Purchaser and Gemalto are set forth in Schedule A to this U.S. Offer to Purchase.

None of Purchaser, Gemalto or, to the best of Purchaser’s knowledge, any of the persons listed in Schedule A to this U.S. Offer to Purchase has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Except as described in this U.S. Offer to Purchase, none of Purchaser, Gemalto, any associate or majority-owned subsidiary of Purchaser or Gemalto or, to the best of Purchaser’s knowledge, any of the persons listed in Schedule A to this U.S. Offer to Purchase (a) beneficially owns or has a right to acquire any Securities or any other equity securities of Wavecom, (b) has effected any transaction in the Securities or any other equity securities of Wavecom during the past 60 days or (c) has any agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any Securities of Wavecom (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such Securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

10.  Background of the Offers; Contacts with Wavecom

Gemalto regularly considers a variety of strategic transactions to enhance its business, including through acquisitions.

On April 15, 2008, during a video-conference between Edward Archer from HSBC, Jacques Tierney, Chief Financial Officer of Gemalto, and Martin McCourt, Executive Vice President, M&A and Strategy of Gemalto, Arno Goboyan, Director, Global Banking and Markets of HSBC, made a short presentation about Wavecom.

On April 21, 2008, Mr. Goboyan met with Ronald Black, Chief Executive Officer of Wavecom, to discuss the merits of a potential combination between Wavecom and Gemalto.

On May 30, 2008, Mr. Goboyan met with Mr. McCourt, Mr. Tierny, Philippe Vallée, Executive Vice President, Telecommunications of Gemalto, and Jean-François Schreiber, Senior Vice President, Telecommunications of Gemalto, to make a general presentation about Wavecom. Following this meeting, Gemalto decided to review the possibility of a combination with Wavecom, approved the organization of a meeting with the management team of Wavecom and asked HSBC to organize such meeting.

On June 17, 2008, Olivier Piou, Chief Executive Officer of Gemalto, and Mr. Black met, at the request of Mr. Piou, to discuss the possibility of a combination between Gemalto and Wavecom.

On June 28, 2008, Mr. Black, Chantal Bourgeat, Chief Financial Officer of Wavecom, Philippe Guillemette, Chief Technical Officer of Wavecom, and Emmanuel Walckenaer, Chief Executive Officer of Anyware Technologies, a Wavecom subsidiary, met with Mr. McCourt, Franck Duraz, Controller, Strategy, M&A and Ventures of Gemalto, Mr. Schreiber and Morgan Daumas, Corporate Strategy and M&A analyst of Gemalto, in order to present the business and the market of Wavecom, the merits of a combination between Gemalto and Wavecom, key public figures and the business of Anyware Technologies. HSBC participated in such discussions as financial advisor to Gemalto. During the days preceding this meeting, Gemalto and Wavecom agreed on the terms of a confidentiality agreement, which was executed by Wavecom and Gemalto on June 28, 2008, at the beginning of the meeting. See Section 16: “Certain Agreement.” However, no confidential information was exchanged during the meeting. The Wavecom representatives stated that they would not provide access to confidential information relating to Wavecom and its business before they received an indicative offer from Gemalto and such offer was approved by the board of directors of Wavecom.

Afterwards, during the third quarter of 2008, at Gemalto’s request, several contacts occurred between Mr. Goboyan, Mr. Black, Anthony Maher, director of Wavecom, and Aram Hékimian, co-founder and director of Wavecom (holding, as of March 31, 2008, 1,800,381 Shares), in order to discuss the possibilities of a potential combination between Gemalto and Wavecom and to organize meetings with Gemalto’s management team.

On September 11, 2008, Mr. Piou and Mr. Vallée met with Mr. Hékimian. At the beginning of this meeting, Mr. Hékimian executed a confidentiality undertaking with terms similar to those in the confidentiality agreement executed by Gemalto and Wavecom on June 28, 2008.

On September 17, 2008, Mr. Piou, Christophe Pagezy, Executive Vice President, Corporate Projects of Gemalto, and Mr. Goboyan met with Mr. Black, Mr. Maher, Mr. Hékimian and Michel Alard, director and co-founder of Wavecom (holding, as of September 8, 2008, 1,595,456 Shares), at a dinner during which they discussed the strategic interest and the structure of a potential combination between Gemalto and Wavecom. Following this dinner, Gemalto’s management team concluded that, even if both parties were interested in a combination between Gemalto and Wavecom, there were significant differences of opinion as to the conditions under which such combination could occur. As a result, Gemalto’s management team considered a voluntary tender offer for Wavecom Shares, which Gemalto intended to commence before the end of 2008. The management team concluded that Gemalto was permitted to initiate such voluntary tender offer without the prior agreement of Wavecom and/or Mr. Hékimian, as Gemalto was not provided any information that could be characterized as confidential pursuant to securities laws, in particular with respect to the above-mentioned confidentiality agreement dated June 28, 2008, discussed above, which stated as follows:

“Company [Gemalto N.V.] understands and agrees that since Wavecom is a listed company (both on the Nasdaq and Paris Eurolist stock exchange) and Company may have access to material non-public information (information that a reasonable person would consider important in deciding whether to buy, hold or sell Wavecom securities, and information whose public disclosure would likely affect the market price of Wavecom securities), Company must comply with French and U.S. securities laws, that provide that certain use of insider information, communication of insider information and/or manipulation of the market price will constitute a criminal offence.

Therefore, Company shall abstain from buying, selling or trading any Wavecom equity or debt securities until the end of an 18-month period commencing on the Effective Date, except with the prior consent of Wavecom or as part of the consummation of a bona fide tender offer made pursuant to applicable laws and regulations following a tender offer (offre publique) on the shares of Wavecom initiated by a third party.”

On October 3, 2008 and October 5, 2008, respectively, the board of directors of Gemalto and the board of directors of Purchaser met and approved the principles of the Offers as well as their terms and conditions and authorized the launch of the Offers.

On October 6, 2008, HSBC, acting on behalf of Purchaser, filed a draft offer memorandum (Note d’Information) with the AMF in the form of a cash tender offer, which was revised on October 16, 2008. At the time the draft Note d’Information was filed with the AMF, communications between the representatives of Wavecom and Gemalto had ceased.

On October 9, 2008, Wavecom issued a press release (which it also filed with the Commission on Schedule 14D-9C on October 10, 2008) stating that its board of directors considered the Offers “inadequate” and not in the best interests of Wavecom, its shareholders or its employees.

On October 22, 2008, Wavecom issued a press release (which it also filed with the Commission on Schedule 14D-9C on October 22, 2008) stating that its board of directors intended to issue a more detailed opinion on the Offers together with its formal response, in accordance with AMF and Commission regulations within the designated timeframe.

On October 24, 2008, the AMF declared the International Offer compliant and published a declaration to that effect (avis de conformité) granting its visa with respect to the tender offer document for the International Offer.

In the past two years, there have been no transactions that would require reporting under the rules and regulations of the Commission between Purchaser, Gemalto or, to Purchaser’s knowledge, any of the persons listed in Schedule A, on the one hand, and Wavecom or any of its executive officers, directors or affiliates, on the other hand.

11.  Purpose of the Offers and Plans for Wavecom

The purpose of the Offers is for Purchaser to acquire all of the equity interest in, and control of, Wavecom.

Our current intention is to permit Wavecom to operate as an independent business within Gemalto’s Mobile Communications business unit. Purchaser does not currently contemplate any material restructuring following the Offers. In connection with the Offers, we have reviewed, and will continue to review, various possible business strategies that we might consider in the event that Purchaser acquires control of Wavecom pursuant to the Offers. If, and to the extent that, Purchaser acquires control of Wavecom, Purchaser intends to conduct a detailed review of Wavecom and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in Wavecom’s business, corporate structure, by-laws, capitalization, management or dividend policy. We intend to keep the Wavecom trademark.

We will not definitively determine the desired composition of Wavecom’s management or board of directors until after, and if, the Offers have been completed; however, in the event we acquire control of Wavecom, we intend to cause the composition of the board to be modified to reflect the new ownership of Wavecom.

We currently intend to own 100% of Wavecom. Therefore, if, at the closing of the Offers, the Shares (including Shares represented by ADSs) not validly tendered in the Offers do not represent more than 5% or less of the share capital of Wavecom, we intend to request authorization from the AMF, within three months of the Offers, to implement a squeeze-out of the Shares (including Shares represented by ADSs), in accordance with French law.

In addition, in the event the aggregate of the Shares (including Shares represented by ADSs) not validly tendered in the Offers and that may be issued as a result of the conversion of the OCEANEs not validly tendered in the Offers, does not represent more than 5% of the outstanding Shares (including Shares represented by ADSs) on a fully diluted basis, we intend to request authorization from the AMF, within three months from the closing of the Offers, to implement a squeeze-out of the OCEANEs.

Purchaser reserves its right, in the event it would hold, directly or indirectly, at least 95% of the voting rights of Wavecom and if a squeeze-out is not implemented under the conditions discussed above, to file with the AMF a draft mandatory buyout offer, followed by, if it holds at least 95% of the share capital and voting rights of Wavecom, a squeeze-out targeting the Shares (including Shares represented by ADS.) and OCEANEs that would not be directly or indirectly held by Purchaser. In such case, the mandatory buyout would be subject to the control of the AMF, which would assess its conformity in particular with respect to a valuation of the Securities provided by Purchaser and a report by the independent expert appointed pursuant to the provisions of Article 261-1 II of the AMF General Regulations.

In addition, Purchaser reserves its right, in the event it could not, at the time of the closing of the Offers, implement a squeeze-out, to request that Euronext delist the Shares and OCEANEs from the Euronext market. Euronext may only permit such delisting if the trading of the Shares and of OCEANEs, as applicable, is substantially limited following the closing of the Offers, so that the delisting would be in the interest of the market, subject to Euronext market rules.

In the event Purchaser holds at least 50.01% of the Shares (including Shares represented by ADSs) following the Offers, Purchaser intends to request from Wavecom early redemption of the OCEANEs it acquires, at their nominal value (€31.30 per OCEANE) plus the accrued but unpaid interest thereon, in accordance with their terms.

We currently intend to cause the ADSs to cease to be listed and traded on the Nasdaq or any other securities exchange. We also intend to cause Wavecom, as soon as possible after the Offers, to deregister the Shares and ADSs so it may cease to make filings with the Commission or otherwise cease to be required to comply with the Commission’s rules relating to publicly held companies.

Except as disclosed in this U.S. Offer to Purchase, Purchaser does not have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations or sale or transfer of a material amount of assets, involving Wavecom or its subsidiaries, or any material changes in Wavecom’s dividend rate or policy, indebtedness or capitalization, corporate structure or business. However, upon consummation of the Offers and any squeeze-out transaction, Gemalto will reassess the situation, and may determine to take any of the above actions depending on the circumstances at that time.

12.  Source and Amount of Funds

Purchaser estimates that the total amount of funds required to purchase all outstanding Securities (including Shares issued upon the exercise of stock options, Warrants, Founder’s Warrants and the conversion of the OCEANEs) pursuant to the Offers and to pay related fees and expenses will be approximately €207 million. Purchaser has sufficient funds to consummate the Offers and plans to fund the Offers with available cash. The Offers are not conditioned upon any financing arrangements. Pursuant to the regulations applicable to the International Offer, we are required to provide a bank guarantee of our ability to pay for all Wavecom Securities tendered in the International Offer. HSBC France has agreed to act in this capacity for us in connection with the International Offer. There is no bank guarantee applicable to the U.S. Offer.

13.  Certain Conditions to the U.S. Offer

Notwithstanding any other term of the U.S. Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, to pay for any Securities tendered in the U.S. Offer and may terminate or amend the U.S. Offer, as described above, unless Shares (including Shares represented by ADSs) representing at least 50.01% of the share capital of Wavecom existing as of the expiration of the Offers have been validly tendered and not withdrawn in the Offers, on a combined basis.

For purposes of determining whether the Minimum Tender Condition has been satisfied, the following will be taken into consideration in calculating the percentage threshold:

•	For the numerator, the sum of (i) the treasury shares as of the expiration date of the Offers, and (ii) all Shares validly tendered in the Offers (including Shares represented by ADSs) as of the expiration date of the Offers; and

•	For the denominator, all existing Shares (including the Shares represented by ADSs) of Wavecom as of the expiration date of the Offers.

Whether the Minimum Tender Condition has been satisfied will not be known by Purchaser or the holders of Securities before the publication of the definitive results of the Offers. If the Minimum Tender Condition is not met, the Offers will terminate and the Securities tendered in the Offers will be returned to their holders, without any indemnity, interest or other payment being due. The Minimum Tender Condition is for the sole benefit of Purchaser and, regardless of the circumstances, Purchaser reserves its right to waive the Minimum Tender Condition, or, upon AMF’s prior approval, to reduce the Minimum Tender Condition, by filing an improved offer at least five French trading days prior to the expiration of the Offers, in accordance with the provisions of Article 232-7 of the AMF General Regulations. Such an improved offer may cause the AMF to extend the offer period.

We expect the AMF to publish the final results of the Offers, called an avis de résultat, no later than nine French trading days after the International Offer closes.

Pursuant to Article 232-11 of the AMF General Regulations, we may withdraw the Offers: (a) within five French trading days following the date of publication by the AMF of the timetable for a competing offer or for an improved offer by a competing bidder; or (b) with prior approval of the AMF, if Wavecom adopts measures that modify Wavecom’s substance (modifiant sa consistance) or if the Offers become irrelevant (sans objet) under French law. In either case, if we withdraw the Offers, the Securities tendered to the Offers will be returned to their holders, without any indemnity, interest or any other payment being due.

14.  Certain Legal Matters

U.S. Competition Laws. Under HSR and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”) and the required waiting period has expired or been terminated and no orders have been issued prohibiting the transaction. The required waiting period may be terminated by the FTC and the DOJ before its expiration. The purchase of Securities pursuant to these Offers is subject to such requirements.

Pursuant to the HSR requirements, we intend to file a notification and report form with respect to the Offers with the DOJ and the FTC as promptly as possible after the date hereof and to provide written notice to Wavecom that we are doing so. Accordingly, the waiting period applicable to the purchase of Securities pursuant to the Offers will expire at 11:59 p.m., New York City time, 15 days following our HSR filing, unless such 15th day falls on a Saturday, Sunday or other legal public holiday, in which case the waiting period will expire at 11:59 p.m., New York City time, on the next regular business day. However, before this initial waiting period has expired, the DOJ or the FTC may extend the waiting period by requesting additional information and documentary material relevant to the Offers from Purchaser (a “second request”). If such second request is made to Purchaser, the waiting period will expire at 11:59 p.m., New York City time, on the 10th day after Purchaser (but not also Wavecom) has substantially complied with this request. After that time, the transaction may be stopped only by court order or with the consent of Purchaser. The waiting period will not be affected either by the failure of Wavecom to file a notification and report form or by the failure of Wavecom to comply with any request for additional information or materials issued by the FTC or the DOJ. As permitted under HSR, Purchaser expects to request early termination of the initial waiting period applicable to the Offers. There can be no assurance, however, that the 15-day HSR waiting period will be terminated early.

The DOJ and the FTC frequently scrutinize the legality under the U.S. antitrust laws of transactions such as the acquisition of the Securities pursuant to the Offers. If the applicable authority believes that completion of the Offers would violate U.S. antitrust law by substantially lessening competition in any line of commerce affecting U.S.

consumers, it has the authority to take such action under the U.S. antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Securities pursuant to the Offers, the divestiture of Securities acquired pursuant to the Offers or the divestiture of substantial assets of Purchaser, Gemalto or Wavecom or their respective subsidiaries. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances.

Based upon an examination of publicly available information relating to the businesses in which Wavecom and its subsidiaries are engaged, Purchaser believes that it can obtain all U.S. antitrust regulatory approvals required for the acquisition of Wavecom Securities pursuant to the Offers. Nevertheless, there can be no assurance that a challenge to the acquisition of Wavecom Securities pursuant to the Offers on U.S. antitrust grounds will not be made or that, if such a challenge is made, Purchaser will prevail. Further, there can be no assurance that Purchaser can obtain all required U.S. antitrust regulatory approvals without the applicable authority extending the waiting period by requesting additional information or material from Purchaser (a second request) before 11:59 p.m. on the 15th day following our HSR filing.

German Competition Laws.  Under the provisions of the German Act against Restraints on Competition (“ARC”), the acquisition of Securities pursuant to the Offers may be consummated only if the acquisition is approved by the German Federal Cartel Office (“German Cartel Office”), either by written approval or by expiration of a one-month waiting period commenced by the filing by Purchaser of a complete notification (the “German Notification”) with respect to the Offers, unless the German Cartel Office notifies Purchaser within the one-month waiting period of the initiation of an in-depth investigation. Purchaser intends to file the German Notification as soon as practicable. If the German Cartel Office initiates an in-depth investigation, the acquisition of Securities under the Offers may be consummated only if the acquisition is approved by the German Cartel Office, either by written approval or by expiration of a four-month waiting period commenced by the filing of the German Notification, unless the German Cartel Office notifies Purchaser within the four-month waiting period that the acquisition satisfies the conditions for a prohibition and may not be consummated.

Based on publicly available information relating to the businesses in which Wavecom and its subsidiaries are engaged, Purchaser believes it can obtain all German antitrust approvals required for the acquisition of the Securities pursuant to the Offers. Nevertheless, there can be no assurance that a challenge of the acquisition of the Securities pursuant to the Offers on German antitrust grounds will not be made or that, if such challenge is made, Purchaser will prevail.

Competition Laws of Other Jurisdictions.  Purchaser and Wavecom have assets and sales in numerous jurisdictions throughout the world other than the United States and Germany. Many of those jurisdictions have antitrust or competition laws that could require that notifications be filed and clearances obtained prior to completion of the proposed transaction. Other jurisdictions require filings following completion of the transaction. Appropriate filings will be made in those jurisdictions where it is determined that a filing is required.

The antitrust or competition laws of certain jurisdictions outside of the United States and Germany permit relevant agencies to investigate and take proceedings in respect of transactions that are perceived to have an effect on competition in the jurisdiction. Although Purchaser does not anticipate that there will be any investigations or proceedings that would have a material impact on the completion of the Offers, there can be no assurance that such investigations or proceedings will not be initiated and, if initiated, would not have a material adverse impact on the completion of the Offers.

Effect of Antitrust Laws.  If the Offers were subject to a condition that applicable waiting periods have expired or been terminated or that no stop orders prohibiting the completion of the Offers be issued or that any other approvals under other applicable antitrust laws be received as required by law (an ‘‘antitrust condition”), under applicable French regulations, the International Offer would lapse (serait caduque, meaning it would be null and void) in the event that the applicable authority issues a second request. Accordingly, because Purchaser believes that it can obtain all applicable antitrust regulatory approvals required for the acquisition of Securities pursuant to the Offers, and in order to prevent the International Offer from lapsing (est caduque, meaning it is null and void) under applicable French regulations if the applicable authority were to issue a second request, Purchaser has determined that it is not necessary or advisable to condition the Offers on an antitrust condition, and, as a result, there is no antitrust condition to the Offers.

General.  Except as otherwise set forth in this U.S. Offer to Purchase, based on Purchaser’s review of publicly available filings by Wavecom with the Commission and other information regarding Wavecom, Purchaser is not aware of any licenses or other regulatory permits which appear to be material to the business of Wavecom and which might be adversely affected by the acquisition of Securities by Purchaser pursuant to the U.S. Offer or of any filings, approvals or other actions by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Securities by Purchaser pursuant to the U.S. Offer. In addition, except as set forth in this U.S. Offer to Purchase, Purchaser is not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Purchaser’s acquisition or ownership of the Securities. Should any such filing, approval or other action be required, Purchaser currently expects that such filing, approval or action would be made, sought or taken. There can be no assurance that any such filing, approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions or that adverse consequences might not result to Wavecom’s or Purchaser’s business or that certain parts of Wavecom’s or Purchaser’s business might not have to be disposed of or held separate in the event that such approvals were not obtained or such other actions were not taken.

15.  Fees and Expenses

Purchaser has retained the Receiving Agent and the Information Agent in connection with the U.S. Offer. Each of the Receiving Agent and the Information Agent will receive customary compensation and reimbursement for reasonable out-of-pocket expenses and each may be indemnified against certain liabilities in connection with the U.S. Offer, including liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Securities by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the U.S. Offer materials to beneficial holders of Securities.

Purchaser has retained HSBC France in connection with the Offers, and HSBC France has provided certain financial advisory services in connection with the Offers for which services HSBC France will receive customary compensation. Purchaser agreed to compensate HSBC France for certain reasonable fees and expenses, including certain reasonable fees and expenses of HSBC France’s counsel, incurred in connection with HSBC France’s engagement, and to indemnify HSBC France and certain related parties against certain liabilities.

Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Securities pursuant to the U.S. Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

16.  Certain Agreement

On June 28, 2008, Gemalto and Wavecom entered into a confidentiality agreement (the “Confidentiality Agreement”). Under the Confidentiality Agreement, Gemalto and Wavecom each agreed not to disclose certain confidential information in connection with a potential business transaction between Gemalto and Wavecom. The Confidentiality Agreement set out the parties’ obligations to keep the aforementioned information confidential and the circumstances under which the confidential information of the other party could not be used or disclosed. Pursuant to the terms of the Confidentiality Agreement, each party acknowledged that neither party nor any of their representatives made any representation or warranty as to the accuracy or completeness of any confidential information made available by it or to it. The Confidentiality Agreement contained a provision that would cover Gemalto’s right to acquire, sell or trade securities of Wavecom in certain circumstances as described in Section 10: “Background of the Offers; Contacts with Wavecom” above.

17.  Miscellaneous

The distribution of this document and the making of this offer may, in certain jurisdictions, be restricted by law. This offer is not being made, directly or indirectly, in or into, and will not be capable of acceptance from within, any jurisdiction in which the making of this offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction in which the making of the U.S. Offer or the acceptance of Securities in connection therewith would not be in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction in which the making of the U.S. Offer or the acceptance of Securities tendered in connection therewith would not be in compliance with the applicable law, we will make a good faith effort to comply with any such law. If after such good faith effort, we cannot comply with any such law, the U.S. Offer will not be made to (and tenders will not be accepted from or on behalf of) holders of Securities in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Purchaser has filed with the Commission a Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the U.S. Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the manner set forth in Section 8: “Certain Information Concerning Wavecom — Available Information.”

No person has been authorized to give any information or make any representation on behalf of Purchaser not contained in this U.S. Offer to Purchase or in the ADS Letter of Transmittal or the Forms of Acceptance and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this U.S. Offer to Purchase nor any purchase pursuant to the U.S. Offer will, under any circumstances, create any implication that there has been no change in the affairs of Purchaser, Wavecom or any of their respective subsidiaries since the date as of which information is furnished or the date of this U.S. Offer to Purchase.

Gemalto S.A.

October 28, 2008

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARD OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF PURCHASER AND GEMALTO

Gemalto S.A.

Set forth below are the name, citizenship, office, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Purchaser. The business address of each of the directors and officers of Gemalto S.A. is 6 rue de la Verrerie, 92197 Meudon Cedex, France.

		Office at	Current Principal Occupation	Material Positions Held
	Citizenship	Gemalto S.A.	or Employment	During the Past Five Years

Directors
Jean-Pierre Charlet	France	Chairman	Executive Vice-President, General Counsel and Company Secretary of Gemalto N.V.	Executive Vice-President, General Counsel and Company Secretary of Gemalto N.V. (previously Axalto Holding N.V.) since 2005; President (Chairman), Gemalto S.A. (previously Axalto S.A.) since 2005; General Counsel, Rexel from 2003 until 2005.

Nadim Homsi	Canada	Director	Corporate Controller of Gemalto N.V.	Corporate Controller of Gemalto N.V since 2007; Controller, Gemalto Europe from 2006 until 2007; Europe, Middle East and Africa Controller, Axalto from 2005 until 2006; Special Projects Treasurer, Axalto from 2004 until 2004; Payphone Manager, Schlumber from 2002 until 2004.

Christophe Pagezy	France	Director	Executive Vice-President, Corporate Projects of Gemalto N.V.	Executive Vice-President, Corporate Projects of Gemalto N.V. since 2007; Executive Vice-President, M&A, Gemalto from 2006 until 2007; Executive Vice President, M&A and Strategy, Axalto from 2004 until 2006; Vice-President of Schlumberger’s Terminals division from 2002 until 2004.

Arnaud Soulie	France	Director	HR Director, Operations of Gemalto N.V.	HR Director, Operations, Gemalto N.V. from 2006 until present; Card HR Director, Axalto from 2003 until 2006.
Additional Executive Officers
Philippe Cambriel	France	Deputy Chief Executive Officer	Executive Vice-President, Secure Transactions of Gemalto N.V.	Axalto EMEA President since January 2003.

Xavier Chanay	France	Deputy Chief Executive Officer	Chief Technology Officer of Gemalto N.V.	President, CISMEA of Gemalto N.V. from 2006 until 2007; President, Market Segments, Axalto from 2003 until 2006.

Patrick Mouchart	France	Chief Executive Officer	Chief Executive Officer of Gemalto S.A.	Manufacturing Manager, Gemalto N.V. (previously Axalto).

Jacques Seneca	France	Deputy Chief Executive Officer	Executive Vice-President, Security Business Unit of Axalto International S.A.	Executive Vice-President, Security Business Unit of Gemalto N.V. since 2008; Executive Vice-President, EMEA, Gemplus, Executive Vice-President, Europe, Gemalto; Executive Vice-President, Security Business Unit Group, Gemalto, from 2001 and 2008.

Philippe Vallee	France	Deputy Chief Executive Officer	Executive Vice-President, Telecommunications Business Unit of Gemalto N.V.	Executive Vice-President, Telecommunications Business Unit of Gemalto N.V. since 2007; Executive Vice-President, Telecommunications Business Line — CTO of Gemalto N.V. from 2006 until 2007; CTO, Gemplus from 2006 until 2006; Executive Vice-President, Telecommunications Business Unit, Gemplus from 2003 until 2005.

Gemalto N.V.

Set forth below are the name, citizenship, business address, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser.

Material Positions Held
			Current Principal Occupation	During the
	Citizenship	Business Address	or Employment	Past Five Years

Directors
Alex Mandl (Chairman)	USA	10250 Akhtamar Drive Great Falls, VA 22066 USA	Member of Board of Directors of Gemalto N.V., Dell Inc., Hewitt Associates, Horizon Lines, Visteon Corporation.	Non-Executive Chairman of the Board of Gemalto since 2007; Executive Chairman of the Board of Gemalto from 2006 until 2007; President & Chief Executive Officer of Gemplus from 2002 until 2006.

Olivier Piou	France	6 rue de la Verrerie 92197 Meudon Cedex France	Chief Executive Officer of Gemalto N.V.	Executive Board Member and Chief Executive Officer of Gemalto N.V. since 2006; Executive Board Member and Chief Executive Officer of Axalto N.V. from 2004 until 2006; President of Volume Products and Global Market Segments business from 2001 until 2004.

Kent Atkinson	United Kingdom	Willoe Lodge, Pennymead Rise East Hensley Surrey Kt24 5AL United Kingdom	Non-Executive Director of Gemalto N.V., Coca-Cola Hellenic S.A., Standard Life plc, Millicom International Cellular S.A., Northern Rock plc.	Non-Executive Director of Gemalto N.V. since 2005; Non-Executive Director of Link Plus Corporation from 2007 until 2008; Non-Executive Director of Marconi plc (then Telent plc) from 2002 until 2007; Non-Executive Director of Cookson Group plc from 2003 until 2005.

David Bonderman	USA	301 Commerce St., Suite 3300 Fort Worth, TX 76102 USA	Founding Partner in TPG Capital.	Non-Executive Director of Gemalto N.V. since 2006; Founding Partner in TPG Capital since its inception in 1992; currently serves on the board of directors of the following public companies: CoStar Group, Inc., Washington Mutual, Inc. and RyanAir Holdings, plc/RyanAir, Ltd. (Chairman), as well as 11 private companies (three as an observer); has served on the board of directors of approximately 16 public and private companies in the past five years; currently serves on 12 non-profit, advisory or academic boards; holds various roles with a number of entities affiliates with, associated with or under the control of TPG Capital L.P. and is actively involved with a number of non-profit organizations.

Geoffrey Fink	France	Stirling Square 5-7 Carlton Gardens London SW1Y 5AD United Kingdom	Partner, TPG Capital LLP.	Non-Executive Director of Gemalto N.V. since 2006; Partner, TPG Capital LLP since 2000; Board Member, Eden Springs since 2008; Board Member, Strauss since 2008; Board Member, Elitelsat from 2006 to 2007.

Material Positions Held
			Current Principal Occupation	During the
	Citizenship	Business Address	or Employment	Past Five Years

Johannes Fritz	Germany	Seedammweg 55, D-61352 Bad Homburg Germany	Managing Director of Seedamm-Vermögensverwaltungs GmbH/ Head of Quandt Family Office.	Non-Executive Director of Gemalto N.V. since 2006; Managing Director of Seedamm-Vermögensverwaltungs GmbH/Head of Quandt Family Office since 2000.

John Ormerod	United Kingdom	8 Broadlands Road London N6 4AN United Kingdom	Director of Gemalto N.V., Director of ITV plc; Director of Millen Group Limited; Director of Negative Equity Protection Holding Limited; Director of Computacenter Plc; Director of Merlin Claims Services Holdings Limited; Director of Misys plc.	Non-Executive Director of Gemalto N.V. since 2006; Director of BMS Associates Limited and BMS Group Limited from 2004 until 2008; Partner, Deloitte & Touche LLP from 2002 to 2004; Member of Audit Committee of HBoS plc from 2005 until 2008; Member of Board of Transport for London Windsor House from 2004 until 2006.

Arthur van der Poel	Netherlands	Johan de Wittlaan 27 A 5631 AP Eindhoven Netherlands	Director of Gemalto N.V.; Chairman of the Board of semiconductor equipment maker ASML; Member of the Board of engineering group DHV; Member of the Board of soccer club PSV.	Non-Executive Director of Gemalto since 2006; Chairman of the Board of semiconductor equipment maker ASML; Member of the Board of engineering group DHV; Member of the Board of soccer club PSV.

Michel Soublin	France	9 AV St Jean Masse 92330 Sceaux France	Non-Executive Director of Gemalto since 2006; Non-Executive Director of ATOS Origin since 2006.	Non-Executive Director of Gemalto since 2006; Non-Executive Director of ATOS Origin since 2006; Advisor to Chief Financial Officer, Schlumberger until 2007; Group Treasurer, Schlumberger from 2001 until 2005.
Additional Executive Officers
Paul Beverly	USA	9442 Capital of Texas Hwy. North Austin, TX 78759 USA	Executive Vice-President, Corporate Marketing & President North America of Gemalto N.V.	Executive Vice-President, Corporate Marketing & President North America of Gemalto N.V. since 2007; Executive Vice President Marketing of Gemalto N.V. from 2005 until 2006; President of Axalto from 2003 until 2005.

Philippe Cabanettes	France	6 rue de la Verrerie 92197 Meudon Cedex France	Executive Vice-President, Human Resources of Gemalto N.V.	Executive Vice-President, Human Resources of Gemalto N.V. since 2006; Vice President, Human Resources, Axalto from 2004 until 2006; Vice President, Human Resources, Axalto, a Schlumberger company, from 2003 until 2004.

Philippe Cambriel	France	6 rue de la Verrerie 92197 Meudon Cedex France	Executive Vice-President, Secure Transactions of Gemalto N.V.	Axalto EMEA President since January 2003.

Jean-Pierre Charlet	France	6 rue de la Verrerie 92197 Meudon Cedex France	Executive Vice-President, General Counsel and Company Secretary of Gemalto N.V.	Executive Vice-President, General Counsel and Company Secretary of Gemalto N.V. (previously Axalto Holding N.V.) since 2005; President (Chairman) of Gemalto S.A. (previously Axalto S.A.) since 2005; General Counsel of Rexel from 2003 until 2005.

Material Positions Held
			Current Principal Occupation	During the
	Citizenship	Business Address	or Employment	Past Five Years

Claude Dahan	France	6 rue de la Verrerie 92197 Meudon Cedex France	Executive Vice President, Operations of Gemalto N.V.	Executive Vice President, Operations of Gemalto N.V. since 2007; Executive Vice President, Sales, Gemalto from 2006 until 2007; General Manager, Axalto from 2003 until 2006.

Martin McCourt	Ireland	6 rue de la Verrerie 92197 Meudon Cedex France	Executive Vice President, Strategy and M&A of Gemalto N.V.	Executive Vice President, Strategy and M&A of Gemalto N.V. since 2007; Executive Vice President, South Asia, Gemalto N.V. from 2006 until 2007; Executive Vice President, Asia, Gemplus from 2005 until 2006; Vice President and General Manager, Projects & Services, Corning Cable Systems from 2003 until 2005.

Christophe Pagezy	France	6 rue de la Verrerie 92197 Meudon Cedex France	Executive Vice-President, Corporate Projects of Gemalto N.V.	Executive Vice-President, Corporate Projects of Gemalto N.V. since 2007; Executive Vice President, M&A from 2006 until 2007; Executive Vice President, M&A and Strategy, Axalto from 2004 until 2006; Vice-President of Schlumberger’s Terminals division from 2002 until 2004.

Jacques Seneca	France	6 rue de la Verrerie 92197 Meudon Cedex France	Executive Vice-President, Security Business Unit of Axalto International S.A.	Executive Vice-President, Security Business Unit of Gemalto N.V. since 2008; Executive Vice-President, EMEA, Gemplus, Executive Vice-President, Europe, Gemalto; Executive Vice-President, Security Business Unit Group, Gemalto, from 2001 and 2008.

Jacques Tierny	Switzerland/ France	6 rue de la Verrerie 92197 Meudon Cedex France	Chief Financial Officer of Gemalto N.V.	Chief Financial Officer of Gemalto N.V. since 2007; Senior Director, KPMG from 2007 until 2007; Chief Financial Officer, Casino from 2003 until 2006; Deputy CFO Group, Michelin from 1980 until 2003.

Philippe Vallée	France	6 rue de la Verrerie 92197 Meudon Cedex France	Executive Vice-President, Telecommunications Business Unit of Gemalto N.V.	Executive Vice-President, Telecommunications Business Unit of Gemalto N.V. since 2007; Executive Vice-President, Telecommunications Business Line - CTO of Gemalto N.V. from 2006 until 2007; CTO, Gemplus from 2006 until 2006; Executive Vice-President, Telecommunications Business Unit, Gemplus from 2003 until 2005.

The Receiving Agent for the U.S. Offer is:

By Mail:	By Overnight Delivery:
Computershare	Computershare
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

For ADS Notice of Guaranteed Delivery Only:

By Facsimile Transmission:

617-360-6810

To Confirm Facsimile
Transmission by Telephone:

781-575-2332

Any questions or requests for assistance or additional copies of the U.S. Offer to Purchase, the ADS Letter of Transmittal, the Share Form of Acceptance or the OCEANE Form of Acceptance may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038-3650
U.S. Toll Free Number for holders of Securities in the United States: (866) 257-5271
U.S. Toll Free Number for banks and brokers: (212) 440-9800